CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY [***], HAS BEEN OMITTED BECAUSE MIRATI THERAPEUTICS, INC.
HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD LIKELY CAUSE COMPETITIVE HARM TO
XENCOR, INC. IF PUBLICLY DISCLOSED.

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Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN,

on the one hand,

XENCOR, INC.,

AND,

on the other hand,

GENENTECH, INC.

AND

F. Hoffmann-La Roche Ltd,

AS OF FEBRUARY 4,  2019

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COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is made as of February 4,  2019 (“Execution Date”), by and between, on the one hand, Xencor, Inc.,  a Delaware corporation, having its principal place of business at 111 West Lemon Avenue, Monrovia, California, 91016 (“Xencor”), and, on the other hand, Genentech, Inc., a Delaware corporation, having its principal place of business at 1 DNA Way, South San Francisco, California 94080 (“GNE”), and F. Hoffmann-La Roche Ltd, a corporation organized and existing under the laws of Switzerland, having its principal place of business at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”) (GNE and Roche, collectively, “Genentech”). Xencor and Genentech are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

WHEREAS, Xencor is a biotechnology company that is engaged in research and development of pharmaceutical products.

WHEREAS, Genentech is a biopharmaceutical company that is engaged in the research, development, manufacture and sale of pharmaceutical products.

WHEREAS, Genentech and Xencor wish to conduct research and development activities on the terms set forth herein to enable the commercialization of Collaboration Products and, in accordance with the terms herein, wish to share the profits and losses associated therewith as set forth herein.

WHEREAS, Genentech desires to obtain an exclusive license and other rights from Xencor to research Collaboration Constructs and develop and commercialize Collaboration Products, and Xencor agrees to grant Genentech such an exclusive license and other rights in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Genentech and Xencor hereby agree as follows:

ARTICLE 1 DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1 “Accounting Standard” means, with respect to a given Party, its Affiliate, or its sublicensee, either the (a) International Financial Reporting Standards (IFRS) or (b) United States generally accepted accounting principles (GAAP), in either case, as currently used at the applicable time by, and as consistently applied by, such applicable Party or its Affiliate or sublicensee.

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1.2 “Act” is defined in Section 7.5.

1.3 “Affiliate” means any person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with, a Party.  For purposes of this Section 1.3, “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party or (ii) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof.  Notwithstanding the foregoing, for purposes of this Agreement, each of Chugai Pharmaceutical Co., Ltd (“Chugai”), Foundation Medicine, Inc., a Delaware corporation (“FMI”), and Flatiron Health Inc., a Delaware corporation (“Flatiron”), and all business entities directly or indirectly controlled by Chugai or FMI or Flatiron, shall not be considered Affiliates of Genentech, unless and until Genentech elects to include one or more of such business entities as an Affiliate of Genentech, by providing written notice to Xencor of such election.

1.4 “Alliance Manager” is defined in Section 2.1.

1.5 “Allowable Expenses” means, with respect to a Collaboration Product, subject to this Agreement (including Sections 8.4.1, 8.4.2, and 8.6), the following FTE Costs incurred, and any direct out-of-pocket costs or expenses paid or accrued in accordance with the applicable Accounting Standard(s), by or on behalf of a Party or any of its Affiliates during the Term that are specifically identifiable or reasonably allocable to the Commercialization of such Collaboration Product,  or the Manufacture of such Collaboration Product in support of such Commercialization:

(i)Fixed SG&A;

(ii)Cost of Manufacture (except for Costs of Manufacture of Collaboration Products subject to subclauses (i)- (iv), inclusive, in Section 1.167(b));

(iii)costs or expenses for Medical Affairs Activities incurred or accrued after the First Commercial Sale of such Collaboration Product in the Territory;

(iv) Patent costs following the First Commercial Sale of such Collaboration Product in the Territory (to the extent not otherwise reimbursed, including through recoveries obtained in connection with any litigation, as contemplated under Sections  10.4 and 10.9);

(v)costs or expenses incurred or accrued for Product Trademarks of such Collaboration Product following the First Commercial Sale of such Collaboration Product in the Territory;

(vi)Third Party IP Payments;

(vii)costs or expenses associated with recall or withdrawal of such Collaboration Product, other than those as to which a Party has an obligation of indemnification under ARTICLE 14;

(viii)Losses specifically identifiable or reasonably allocable to the Commercialization of such Collaboration Product, or the Manufacture of such Collaboration Product in support of such Commercialization, other than those as to which a Party has an obligation of indemnification under ARTICLE 14;

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(ix)any other costs or expenses of Genentech, its Affiliates, and its sublicensees specifically identifiable or reasonably allocable to the Commercialization of such Collaboration Product as consistently applied across its portfolio.

Allowable Expenses do not include any Development Costs or Launch Costs.

1.6 “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time, including any updates and amendments thereto.

1.7 “Arbitrator” is defined in Section 8.11.
1.8 “Authorized CDMO” is defined in Section 15.4.
1.9 “Business Day” means a day, other than a Saturday, Sunday or day on which commercial banks located in California, United States are authorized or required by Applicable Law to close.

1.10 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.11 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.12 “Cessation Notice” is defined in Section 15.2.4(a).
1.13 “CGL” is defined in Section 14.7.1(a).

1.14 “Change in Control” means, with respect to a Party,  (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent greater than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party,  or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business.

1.15 “Change in Control Notice” is defined in Section 17.15.
1.16 “Claims” is defined in Section 14.1.
1.17 “Class of Agents” means (i) all pharmaceutical products that intentionally and specifically bind the same Target, or all of the same Targets if such product intentionally and specifically binds

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multiple Targets, as a (a) Targeted Collaboration Construct that is Researched or Developed under a Research Plan or the GDP or (b) Combination Agent, and (ii) [***] (collectively and as a class unto themselves) as a Combination Agent. [***].

1.18 “Clinical Data” means, with respect to any Collaboration Product and any other drug included in the applicable Clinical Study, all information that is made, collected or otherwise generated pursuant to a Clinical Study under this Agreement, including real world data (claims data); baseline biomarker data; demographic, medical and histology data; immune monitoring data; and outcomes data (including safety, pharmacodynamics, activity and efficacy) with respect thereto.

1.19 “Clinical Study” means any and all tests and studies in human subjects that are required by Applicable Law, or otherwise requested or recommended by the Regulatory Authorities, to obtain, maintain or expand Regulatory Approvals for a Collaboration Product for an Indication, including Post-Approval Commitments, safety / efficacy studies, and pharmacoeconomic studies or Marketing Studies.

1.20 “CMC” means Chemistry, Manufacturing, and Controls information required by Applicable Law to be included or referenced in, or that otherwise support, an IND or Marketing Approval Application.
1.21 “Code” means the Internal Revenue Code of 1986, as amended.

1.22 “Collaboration” means the collaboration of the Parties with respect to the Research, Development, or Commercialization of Collaboration Constructs and Collaboration Products pursuant to the Research Program or GDP, as and to the extent set forth in this Agreement.

1.23 “Collaboration Allocation” means the ratio of shared costs and expenses that each Party is responsible for, and the ratio of Net Profits or Net Losses each Party is entitled to receive or bear, respectively.  As of the Effective Date, and subject to adjustment as expressly set forth in this Agreement (including Sections 8.3.4 and 8.4), the Collaboration Allocation is fifty-five percent (55%) Genentech / forty-five percent (45%) Xencor.

1.24 “Collaboration Construct” [***].
1.25 “Collaboration In-License” is defined in Section 9.8.
1.26 “Collaboration Product” means any product containing or comprising a Collaboration Construct. For clarity, a Collaboration Product does not include a Combination Agent.

1.27 “Combination Agent” means a chemical, biologic or other agent [***] that is being developed or commercialized for use in combination with a Collaboration Product, whether or not co-formulated or being developed or commercialized with one or more products other than a Collaboration Product.  [***]

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1.28 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Collaboration Product, including activities related to marketing, promoting, distributing, and importing such Collaboration Product.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.29 “Commercialization Plan” is defined in Section 6.1.1.
1.30 “Commercially Reasonable Efforts” [***]
1.31 “Committee” means the Joint Research Committee, Joint Development Committee, or Joint Commercialization Committee, as applicable.
1.32 “Competitive Change in Control” is defined in Section 6.5.5.

1.33 “Compulsory Sublicense” means a sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Collaboration Product in any country in the world for free or for a reduced cost.

1.34 “Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense.
1.35 “Co-Promotion” or “Co-Promote” is defined in Section 6.5.4.
1.36 “Co-Promotion Agreement” is defined in Section 6.5.3.
1.37 “Co-Promotion Option” is defined in Section 6.5.1.

1.38 “Co-Promotion Candidate Product”  means a Collaboration Product for which, as of the date on which Xencor exercises its Co-Promotion Option, there are no co-promotion or other co-commercialization rights granted by Genentech [***].

1.39 “Co-Promotion Exercise Period”  means, with respect to a Co-Promotion Candidate Product in the Co-Promotion Territory, the period beginning on the Effective Date and ending on the date that is no later than [***] after Genentech provides Xencor with the Genentech Estimate pursuant to Section 6.5.2(a); provided, however, that within such period, (a) Xencor may submit written questions to Genentech about such Co-Promotion Candidate Product within [***]

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[***] of the receipt of such Genentech Estimate, and (b) Genentech will promptly respond to such questions no later than [***] from receipt of Xencor’s questions.

1.40 “Co-Promotion IP Rights”  means any intellectual property rights, other than the Excluded Patents, or rights in confidential or proprietary information necessary for Xencor to exercise its rights or perform its obligations under the Co-Promotion Agreement or Commercialization Plan, to the extent Controlled by Genentech.

1.41 “Co-Promotion Product” is defined in Section 6.5.2(a).
1.42 “Co-Promotion Territory” means the United States and its territories and possessions.

1.43 “Conduct” means, with respect to any Clinical Study, to (a) sponsor or conduct, directly or indirectly through an Affiliate or Third Party, such Clinical Study; or (b) provide to an Affiliate or Third Party funding for, or clinical supplies for use in, such Clinical Study.

1.44 “Confidential Information” means proprietary Know-How (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of performing under this Agreement.  For the avoidance of doubt, “Confidential Information” includes (i) Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data (including Clinical Data), technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement, (ii) information relating to any Collaboration Construct or Collaboration Product (including clinical trial data, Regulatory Materials, Regulatory Data and commercialization information); and (iii) Xencor Know-How, Genentech Know-How and Program Know-How. For clarity, Confidential Information includes Program Confidential Information.

1.45 “Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturer with which Genentech or any of their Affiliates or Xencor or its Affiliates contracts for the Manufacture of any Collaboration Construct or Collaboration Product.

1.46 “Control” or “Controlled by” means the rightful possession by a Party, as of the Effective Date or throughout the Term, of the ability to grant a license, sublicense or other right to exploit, as provided herein, without violating the terms of any agreement with any Third Party.

1.47 “Cost of Manufacture” means:

1.47.1 When a  Party Manufactures directly, the sum of: (a) the cost (as defined in each Party's Accounting Standards consistently applied) to Manufacture a Collaboration Product to the extent included pursuant to ARTICLE 7 of the Agreement, including items such as cost of materials, yield and waste levels, direct labor, etc.; (b) any additional applicable overhead, including items such as costs that relate to that Party's supervisory, occupancy, facility and equipment, etc., as calculated according to and consistent with each

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Party's internal policies; (c) other such costs burdened to the product due to Manufacturing (including inventory write-offs and excess capacity charges); and (d) the actual costs associated with the technology transfer to a Third Party manufacturer to enable Manufacturing of that product, including without limitation any upfront and milestone based payments and startup costs associated therewith.  All Cost of Manufacture shall be consistently applied to the product for ongoing clinical trials and commercialization.  Cost of Manufacture shall exclude any intercompany profit or mark-up of costs by an Affiliate to the Parties.

1.47.2 When a Party uses a Third Party Manufacturer, the amount actually paid to (and not reimbursed by) each such Third Party Manufacturer,  including FTE costs associated with overseeing any Third Party Manufacturer.

1.48 “Covered by” or “Covers,” or the like, means, with respect to a given Collaboration Product or Collaboration Construct, that the manufacture, use, sale, offer for sale, import or other Exploitation of such Collaboration Product or Collaboration Construct, but for ownership of, or a license granted in this Agreement under, a relevant Patent would infringe a Valid Claim of such Patent in the relevant country on the relevant date.  The Parties acknowledge and agree that the defined term “Covers” is solely used in Section 10.9.3 and undefined use of “cover” throughout is intentional.

1.49 “Create Act” is defined in Section 10.6.
1.50 “Data Package” is defined in Section 15.3.7(a).

1.51 “Detailing” means an interaction between a sales representative and a prescriber for the purposes of informing such prescriber of the characteristics of the Collaboration Products and providing Product-related information or services.  When used as a verb, the term “Detail” or “Detailing” means to perform a Detail.

1.52 “Develop” or “Development” means all development activities, other than Research, for a Collaboration Construct or the associated Collaboration Product that are directed to obtaining Marketing Approval(s) of such Collaboration Product, including all non-clinical, preclinical and clinical activities, testing and studies of such Collaboration Product performed after the date of the [***] Decision; manufacturing development, process and formulation development; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies; distribution of such Collaboration Product for use in Clinical Studies (including placebos and comparators); statistical analyses; and the preparation, filing and prosecution of any MAA or IND for such Collaboration Product; development activities directed to label expansion (including prescribing information) or obtaining Marketing Approval for one or more additional Indications following initial Marketing Approval; development activities conducted after receipt of Marketing Approval which were a condition for the receipt of such Marketing Approval; and pharmacoeconomic studies relating to the Indication for which such Collaboration Product is being developed; in each case above, including investigator- or institution-sponsored studies for which a Party is providing material or assistance or otherwise has written obligations to such investigator or institution; and all regulatory activities related to any of the foregoing.

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1.53 “Development Activities” means all Development performed after the [***] Decision for a Collaboration Construct and the associated Collaboration Product under the GDP,  in each case in accordance with the GDP or other applicable plan approved (with respect to the GDP) or reviewed by the JDC (other than Research activities under the Research Plan).

1.54 “Development Costs” means, with respect to a Collaboration Product, the FTE Costs incurred, and any direct out-of-pocket costs or expenses paid or accrued in accordance with the applicable Accounting Standard(s), by or on behalf of a Party or any of its Affiliates during the Term that are specifically identifiable or reasonably allocable to Development Activities for such Collaboration Product, in each case in accordance with the GDP or other applicable plan or activities approved by the JDC or otherwise by the Parties (including as set forth in this Agreement).  Subject to the foregoing and by way of example, Development Costs may include costs in connection with the following activities:

(a) pre-clinical and non-clinical activities [***] such as toxicological, pharmacokinetic, metabolic or clinical activities (including toxicology and formulation development, test method development, stability testing, quality assurance, quality control development and statistical analysis) conducted internally or by individual investigators, consultants, or Third Parties necessary for the purpose of obtaining or maintaining Regulatory Approval and activities for preparing, submitting, reviewing or developing data or information for the purpose of a regulatory filing;

(b) Clinical Studies (including Marketing Studies and Post-Approval Commitments) for such Collaboration Product, including (i) the preparation for and Conduct of clinical trials; (ii) data collection, management, and analysis and report writing; (iii) clinical laboratory work; (iv) regulatory activities in direct connection with such studies, including adverse event recordation and reporting, but not including regulatory activities relating generally to such Collaboration Product and not directly related to such studies, such as regulatory activities relating to Marketing Approval Applications; (v) post-launch Clinical Studies, (vi) advisory meetings in connection with such Collaboration Product; and (vii) Regulatory Expenses in direct connection with Clinical Studies (including Marketing Studies and Post-Approval Commitments);

(c) CMC-related Development Activities, including activities relating to the development and establishment of the clinical and commercial manufacturing process for such Collaboration Product and establishment of the supply chain needed to support the GDP;

(d) Cost of Manufacture  (except for Costs of Manufacture of Collaboration Products subject to subclauses (i)- (iv), inclusive, in Section 1.167(b))  for such Collaboration Product or other drug or product or other materials used in the activities under the GDP for such Collaboration Product, including Combination Agents (other than a Combination Agent, [***] to which a Party has the right to manufacture and sell such Combination Agent or otherwise receive economic consideration from the commercial sale of such Combination Agent, which costs shall be solely borne by such Party)  and comparators (calculated in a manner analogous to Cost of Manufacture);

(e) FTE Costs incurred, and any direct out‑of‑pocket costs paid or incurred by either Party or any of its Affiliates in accordance with Accounting Standards after the Effective

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Date that are specifically identifiable or reasonably allocable to activities classified as Development Activities (or costs or expenses classified as Development Costs) for such Collaboration Product;

(f) costs or expenses for Product Trademarks of such Collaboration Product prior to the First Commercial Sale of such Collaboration Product in the Territory; and

(g) Losses specifically identifiable or reasonably allocable to the performance of Development Activities for such Collaboration Product in accordance with the GDP to the extent treated as a Development Cost.

Development Costs do not include any Allowable Expenses or Launch Costs.

1.55 “Disclosure” is defined in Section 12.1.1.
1.56 “Dispute(s)” is defined in Section 16.1.
1.57 “DOJ” is defined in Section 17.19.
1.58 “Dollar” or “$” means U.S. dollars.
1.59 “[***] for such Collaboration Construct or Collaboration Product.
1.60 “Effective Date” is defined in 17.19.
1.61 “[***] Combination Agent” means any [***].

1.62 “Excluded Patents” means (i) the U.S. patents listed on Exhibit G hereto;  (ii) any U.S. patent issuing at any time from a patent application to which any patent listed on Exhibit G claims priority;  (iii) any U.S. patent issuing at any time from a divisional, continuation, or continuation-in-part of a patent application to which any patent listed on Exhibit G claims priority;  (iv) all reissues, reexaminations, and extensions of any of the foregoing (i), (ii), and (iii);  and (v)  all non-U.S. patents and non-U.S. patent applications, and all extensions thereof (for example, any Supplementary Protection Certificate).

1.63 “Ex-U.S. Territory Activities” is defined in Section 8.7.7.
1.64 “Execution Date” is defined in the preamble hereto.
1.65 “Exploitation” means the act of exploiting a molecule, construct, product, agent, or process.
1.66 “EU” or “European Union” means the member states of the EU, or any successor entity thereto performing similar functions.

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1.67 “Fc Domain” [***].
1.68 “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.
1.69 “Field” means all uses in all fields without limitation.

1.70 “First Commercial Sale” means, with respect to a Collaboration Product and a Territory, the first invoiced sale for monetary value for use or consumption by the end user of such Collaboration Product in such Territory after Regulatory Approval for such Collaboration Product has been obtained in such Territory.  Sales prior to receipt of Regulatory Approval for such Collaboration Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.71 “First Eligible Co-Promotion Indication” is defined in Section 6.5.2(c).
1.72 “Fixed SG&A” means the amount calculated by multiplying the Fixed SG&A Percentage by the Net Sales amount.
1.73 “Fixed SG&A Percentage” means, on a Collaboration Product-by-Collaboration Product basis, [***]
1.74 “FTC” is defined in Section 17.19.

1.75 “FTE” means, with respect to a person, the equivalent of the work of one (1) employee full time for one (1) year (consisting of 1,880 hours per Calendar Year (excluding vacations and holidays)), or such other period as may be prescribed by Applicable Law,  on a country-by-country basis.  Overtime, work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.76 “FTE Costs” means, with respect to a Party for any period, the FTE rate assessed consistent with internal Accounting Standards multiplied by the applicable number of FTEs of

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such Party performing the applicable activities during such period multiplied by the applicable percentage of time such FTEs have performed the applicable activities during such period.
1.77 “Fv Domain” means an antigen binding region of an antibody comprising one or more complementarity-determining regions (CDRs) that bind one or more Targets.
1.78 “GDP Budget” means the non-binding, forecasted annual budget for the Development Activities under the GDP, on a Collaboration Product-by-Collaboration Product basis.
1.79 “Genentech” is defined in the preamble hereto.

1.80 “Genentech Core Inventions” means those Patents as of the Effective Date or during the Term and all Know-How first developed, conceived, or reduced to practice under or in connection with this Agreement, whether by on behalf of employee(s), agent(s) or consultant(s) [***] first (as between the Parties) developed, conceived or otherwise Controlled by Genentech.

1.81 “Genentech Estimate” is defined in Section 6.5.2.
1.82 “Genentech Indemnitee” is defined in Section 14.1.
1.83 “Genentech IP” means, individually and collectively, Genentech Know-How, Genentech Patents, and Patents within Genentech Core Inventions.

1.84 “Genentech Know-How”  means the Know-How Controlled by GNE as of the Effective Date or during the Term that is reasonably necessary to Research, Develop, Manufacture or Commercialize any Collaboration Construct or Collaboration Product.  Genentech Know-How includes all Know-How within the Program IP Controlled by GNE ([***]).

1.85 “Genentech Patents”  means those Patents Controlled by GNE or its Affiliates as of the Effective Date or during the Term that are reasonably necessary to Research, Develop, Commercialize or Manufacture any Collaboration Construct or Collaboration Product.  Genentech Patents excludes (a) jointly owned Program Patents and (b) Patents within Genentech Core Inventions.

1.86 “Genentech Product Patent” means a Patent within the Genentech Patents that was filed prior to the Effective Date that solely claims a Collaboration Construct or solely claims a Collaboration Product.

1.87 “Global Development Plan” or “GDP”  means a Development plan setting forth in reasonable detail specific Clinical Studies and other Development Activities to be performed with respect to Collaboration Product(s), which plan shall allocate responsibility for such Clinical Studies and Development Activities between the Parties on a Collaboration Product-by-Collaboration Product basis.

1.88 “Global Function” means the functional groups within Genentech and its Affiliates and Chugai that are responsible for research, development and commercialization of product

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candidates that originate from research, preclinical development and early clinical development programs conducted by Roche’s Pharma Research and Early Development Organization (“pRED”) or GNE’s Research and Early Development Organization (“gRED”). [***]

1.89 “GNE” is defined in the preamble hereto.
1.90 “HSR Act” is defined in Section 17.19.
1.91 “ICH Guidelines” means guidelines set by International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.
1.92 “IL-15” means the human IL-15 protein as identified by UniProt# P40933, and any natural and non-natural amino acid sequence variants and fragments thereof.
1.93 “IL-15 Sushi Domain” means the human IL-15 receptor alpha sushi domain as identified by UniProt# Q13261, and any natural and non-natural amino acid sequence variants and fragments thereof.

1.94 “IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in any other jurisdiction.

1.95 “Indemnified Party” is defined in Section 14.3.
1.96 “Indemnifying Party” is defined in Section 14.3.
1.97 “Initial GDP” is defined in Section 4.2.1, and provided in Exhibit F.
1.98 “Initial Research Plan” is defined in Section 3.3. The Initial Research Plans are provided in Exhibit A and Exhibit B.
1.99 “Initial Targeted Collaboration Construct” [***].

1.100 “Initial Targeted Collaboration Product” means any product containing or comprising an Initial Targeted Collaboration Construct.  For clarity, an Initial Targeted Collaboration Product does not include a Combination Agent.

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1.101 “Initiation” or “Initiate” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.102 “Indication” means any separately defined, well-categorized class of human disease, syndrome or medical condition for which a separate MAA may be filed with a Regulatory Authority.  Each different tumor type or a different hematological malignancy as classified by cell lineage (e.g., acute lymphoblastic leukemia is a different Indication from chronic myelogenous leukemia) shall be a separate Indication; however  each different line of therapy or subpopulation of patients for a particular tumor type or hematological malignancy will not be considered a separate Indication (e.g., second line (2L) non-small cell lung carcinoma shall be considered the same Indication as first line (1L) non-small cell lung carcinoma).

1.103 “Inventorship” is defined in Section 10.5.
1.104 “Joint Commercialization Committee” or “JCC” is defined in Section 2.4.
1.105 “Joint Development Committee” or “JDC” is defined in Section 2.3.
1.106 “Joint Project Team” or “JPT” is defined in Section 2.5.
1.107 “Joint Research Committee” or “JRC” is defined in Section 2.2.
1.108 “JPT Co-Leader” is defined in Section 2.5.

1.109 “Know-How” means all information, inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing.  Know-How shall not include any Patents.

1.110 “Launch Costs” means the cost of launching a Collaboration Product, to the extent incurred prior to First Commercial Sale, including the costs associated with:

(i)Agency and promotional materials (e.g., positioning, message development, core sales aid, annotated package insert, campaign, and patient materials / patient advocacy);

(ii)E-marketing (e.g., website development and other online promotion marketing);

(iii)Access solutions preparation and support materials (e.g. patient co-pay information and other assistance programs such as free drug);

(iv)Sales training meeting and materials development (including online or in person training);

(v)Nurse and pharmacist materials;

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(vi)Launch meeting and materials (e.g., motivational patient videos);

(vii)Contracting and other national accounts activities;

(viii)Promotional advisory boards (various audiences);

(ix)Promotional speaker bureaus (including medical doctors and nurses);

(x)Booth materials and visuals (e.g., videos and mechanism of action animations);

(xi)Non-promotional scientific materials and brochures;

(xii)Therapeutic area expert identification and advisory boards;

(xiii)Scientific/clinical story and message development and associated publications agency support including reprints;

(xiv)Market research, including primary and secondary market research, including payor research, and market analytics and forecasting;

(xv) Costs for Medical Affairs Activities (not including Clinical Studies, which are Development Costs) prior to the First Commercial Sale in the Territory; and

(xvi)Any other costs and expense of Genentech, its Affiliates, and its sublicensees specifically identifiable or reasonably allocable to the launch of a Collaboration Product prior to First Commercial Sale as consistently applied across its portfolio.

1.111 “Losses” is defined in Section 14.1.
1.112 “Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.

1.113 “Manufacture” or “Manufacturing” means all operations in the manufacture, receipt, incoming inspections, storage and handling of materials, manufacture, processing, formulation, filling, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Collaboration Constructs and Collaboration Products.

1.114 “Manufacturing Know-How” is defined in Section 7.2.1.
1.115 “Manufacturing Technology Transfer Plan” is defined in Section 7.2.1.

1.116 “Marketing Approval Application” or “MAA” means BLA, sBLA, NDA, sNDA and any equivalent thereof in the United States or any other country or jurisdiction in the world.  As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Collaboration Product and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Collaboration Product and “sNDA” means a supplemental NDA.

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1.117 “Marketing Authorization” means final Regulatory Approval (excluding pricing approval) required to sell one or more Collaboration Products for a disease or condition in accordance with the Applicable Laws of a given country. In the United States, its territories and possessions, Marketing Authorization means approval of a New Drug Application, Biologics License Application or an equivalent by the FDA. In Japan, Marketing Authorization means marketing approval (seizo hanbai shonin) by the Ministry of Health, Labour, and Welfare.  In the European Union, Marketing Authorization means marketing authorization granted by the European Commission pursuant to the centralized approval procedure or by a national competent authority in the European Union pursuant to the mutual recognition or other national approval procedure.

1.118 “Marketing Study” means a human clinical study of a Collaboration Product conducted following Initiation of a Pivotal Study for such Collaboration Product that is not required for receipt of Marketing Authorization (whether such human clinical study is conducted prior to or after receipt of such Marketing Authorization) and is not a Post-Approval Commitment, but that may be useful in support of the post-Marketing Authorization Exploitation of such Collaboration Product.

1.119 “Medical Affairs Activities” means, with respect to any country in the Territory, the coordination of medical information requests and field based medical scientific liaisons with respect to Collaboration Products, including activities of medical scientific liaisons, activities involving key opinion leaders, and the provision of medical information services with respect to a Collaboration Product.

1.120 “Net Profits” and, with correlative meaning, “Net Losses”, means, with respect to a Collaboration Product in a given Calendar Quarter, (a) Net Sales of such Collaboration Product, plus (b) any amounts received from a Third Party (sub)licensee (other than Chugai) in connection with granting rights to such Collaboration Product (e.g., upfront and milestone payments), less (c) Allowable Expenses (including Fixed SG&A).   An example of such calculation is set forth on Exhibit D to the Agreement.

1.121 “Net Sales” means,  with respect to a Collaboration Product in a particular period, the amount calculated by subtracting from the Sales of such Collaboration Product for such period: (a)  a lump sum deduction of [***] in lieu of those deductions that are not accounted for on a Collaboration Product-by-Collaboration Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (b)  uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Collaboration Product for such period; (c) credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Collaboration Product for such period; and (d) government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Collaboration Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in

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government pricing or discounting schemes, or other action of a government or regulatory body.  Notwithstanding the foregoing, solely for the purpose of calculating Net Sales under this Agreement, any discount on Collaboration Product sold to a Third Party shall be no greater, on a weighted-average percentage basis based on the gross selling price prior to discount, than the weighted-average percentage discount applied on any Combination Agent sold for use in combination with Collaboration Product to a Third Party for the applicable accounting period.

With respect to any sale of any Collaboration Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Collaboration Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Collaboration Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).  Notwithstanding the foregoing, Net Sales shall not include amounts at or less than Genentech’s Cost of Manufacture (whether actually existing or deemed to exist for purposes of calculation) for Collaboration Products distributed for use in Clinical Studies as consistently applied across Genentech’s portfolio.  For clarity, the supply of Collaboration Product by Genentech to Xencor for a Xencor Study at a transfer price equal to the Cost of Manufacture plus [***] percent ([***]%) shall not be considered a Net Sale.

1.122 “Non-targeted Collaboration Construct” [***].
1.123 “Non-targeted Collaboration Product” means a product containing or comprising a Non-targeted Collaboration Construct.
1.124 “Party” or “Parties” is defined in the preamble hereto.

1.125 “Patent(s)” means any and all patents and patent applications and any patents issuing therefrom or claiming priority to, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.126 “Patent Costs” is defined in Section 10.4.2(b).
1.127 “Patent Infringement” is defined in Section 10.9.1.
1.128 [***]
1.129 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.4.

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1.130 “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Collaboration Product in healthy individuals or patients as described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States.

1.131 “Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy of a Collaboration Product in patients being studied as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States.

1.132 “Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate, or that actually winds-up demonstrating, clinically and statistically the efficacy and safety of a Collaboration Product for one or more Indications in order to obtain Marketing Approval of such Collaboration Product for such Indication(s), as further defined in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the United States.  The term “Phase III Clinical Trial” also includes any human clinical trial that is intended to serve as a Pivotal Study for the Marketing Approval of the applicable Collaboration Product, even if officially designated as a Phase II Clinical Trial.

1.133 “Pivotal Study” means a Clinical Study of a Collaboration Product that is designed to demonstrate, along with previously conducted studies, substantial evidence of its effectiveness and provide sufficient information to determine whether it is safe for use under conditions prescribed, recommended, or suggested in proposed labeling, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise.

1.134 “Post-Approval Commitments” means a human clinical study for a Collaboration Product Conducted after Marketing Authorization of such Collaboration Product has been obtained from an appropriate Regulatory Authority due to a request or requirement of such Regulatory Authority.

1.135 “Post Research Term Construct” is defined in Section 8.4.3(c).
1.136 “Potential In-License” is defined in Section 9.8.
1.137 “[***]

1.138 “Product Labeling” or “Product Label” means, with respect to a Collaboration Product in a country in the Territory, (a) the Regulatory Authority‑approved prescribing information for such Collaboration Product for such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Collaboration Product in such country.

1.139 “Product Trademark” means the Trademark(s) to be used for the Commercialization of Collaboration Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, the corporate names and any trademarks,

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service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.140 “Program Confidential Information” means any and all proprietary information or material, whether oral, visual, in writing or in any other form, created jointly by the Parties during the course of performing Development Activities (including all JDC activities) or in connection with Commercialization of Collaboration Products hereunder (including all JCC and Co-Promotion activities), but excluding any such information or material that solely relates to one more or more (i) Xencor Core Inventions, which shall constitute the Confidential Information of Xencor (regardless of the Party initially disclosing the same), or (ii) Genentech Core Inventions, which shall constitute the Confidential Information of Genentech (regardless of the Party initially disclosing the same).

1.141 “Program IP” means, individually and collectively, Program Know-How and Program Patents.

1.142 “Program Know-How”  means, any Know-How that is developed, conceived, or reduced to practice by or on behalf of, Genentech or Xencor:   (i) solely or jointly in the course of conducting activities during the Research Term pursuant to a Research Plan, or (ii) solely or jointly in the course of conducting activities during the Term pursuant to the GDP, in each case of (i) and (ii),  that relates solely to a Collaboration Construct or Collaboration Product,  or (iii) [***].

1.143 “Program Materials and Technology” means all Know-How (except for Manufacturing Know-How) and Materials that are Controlled by the applicable Party and necessary to Research, Develop or Commercialize Collaboration Constructs and Collaboration Products. Program Materials and Technology includes the initial items listed on Exhibit I that Xencor will provide.

1.144 “Program Patents” means Patents that cover any Program Know-How.

1.145 “Promotion-[***] Indication” means an Indication for which Marketing Approval for a Collaboration Product is obtained that includes a Combination Agent with respect to which Genentech has granted to a Third Party (and such Third Party has exercised) co-promotion or other co-commercialization rights.

1.146 “Proposed Study(ies)” has the meaning set forth in Section 4.6.1.

1.147 “Prosecution and Maintenance”  means, with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, as well as supplemental examinations, re-examinations, reissues, applications for patent term adjustments and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent.

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1.148 “Publication” means, with regard to public, external, or Third Party disclosure that pertains to a Collaboration Construct or Collaboration Product or the use of a Collaboration Construct or Collaboration Product, any (a) publication in a journal or periodical, (b) abstract to be presented to any audience, (c) presentation at any conference, including slides and texts of oral or other public presentations, or (d) other oral, written or electronic disclosure.

1.149 “Quarterly IP Meeting” is defined in Section 10.7.

1.150 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals required for marketing or use of a Collaboration Product (including, without limitation, approvals of, BLAs, investigational new drug applications, pre- and post- approvals, and labeling approvals and any supplements and amendments to any of such approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Collaboration Products in a regulatory jurisdiction.  In the United States, its territories and possessions, Regulatory Approval means approval of any Marketing Approval Application or equivalent by the FDA.

1.151 “Regulatory Authorities” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Collaboration Products in the Territory.

1.152 “Regulatory Data” means collectively all non-clinical data and Clinical Data, CMC data and other information, results, and analyses with respect to any Party’s Development activities.

1.153 “Regulatory Expenses” means those FTE Costs and any direct out‑of‑pocket costs (including filing, user, maintenance and other fees paid to Regulatory Authorities) paid or incurred as an expense in accordance with Accounting Standards by or on behalf of a Party or any of its Affiliates after the Effective Date, during the Term of and pursuant to this Agreement, that are specifically identifiable or reasonably allocable to the preparation of regulatory submissions for, and the obtaining and maintenance of Regulatory Approval, including compliance with Regulatory Approvals and requirements of such Regulatory Authorities, adverse event recordation and reporting and regulatory affairs activities.

1.154 “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Research a Collaboration Construct or Collaboration Product or Develop, or Commercialize a Collaboration Construct or Collaboration Product in the Field in a particular country or jurisdiction.  “Regulatory Materials” includes any IND, MAA and Marketing Approval.

1.155 “Research”  or “Researched”  means all research activities to discover, identify, characterize or optimize the Collaboration Constructs and all preclinical research on Collaboration Constructs or Collaboration Products,  conducted prior to the date of the [***] Decision.

1.156 “Research Plan” is defined in Section 3.1.

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1.157 “Research Program” means the activities conducted by the Parties pursuant to any and all Research Plans.
1.158 “Research Target” is defined in Section 3.3.
1.159 “Research Term” is defined in Section 3.2.
1.160 “Reversion Technology” means, [***]
1.161 [***]
1.162 “Royalty Conversion” is defined in Section 8.4.3(b).
1.163 “Royalty Conversion Notice” is defined in Section 8.4.3(b).
1.164 “Royalty Product” means a Collaboration Product that has been the subject of a Royalty Conversion pursuant to Section 8.3.4 or Section 8.4.3.
1.165 “Rules” is defined in Section 16.2.1.
1.166 “Sale Transaction” is defined in Section 17.2.
1.167 “Sales” means, with respect to a Collaboration Product in a particular period, the sum of clauses (a) and (b) below:

(a) the amount stated in the “Sales” line for such Collaboration Product in the externally published audited financial statements of F. Hoffmann-La Roche Ltd (Genentech’s ultimate parent company) for such period, or if no separate “Sales” line for such Collaboration Product exists in such externally published audited financial statements, then sales of such Collaboration Product that are reflected therein as part of any other line; and

(b) with respect to such Collaboration Product for such period by Genentech’s Third Party sublicensees and Genentech Affiliates’ Third Party sublicensees, as such amounts are reported to Genentech and its Affiliates in accordance with each sublicensee’s contractual terms, and its then-currently used Accounting Standard [***]

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[***]

For clarity, the amount referenced in clause (a) above does not include any sales or other dispositions of the Collaboration Product between or among any of Genentech, its Affiliates, or its or their sublicensees (except to the extent such entity is the ultimate end user of the Collaboration Product).  In addition, the amount referenced in clause (a) above does not includes any sales or other dispositions of the Collaboration Product by Genentech, its Affiliates or its or their sublicensees (i) as samples, (ii) for use in non-clinical or clinical studies, (iii) for use in any tests or studies reasonably necessary to comply with any applicable Law, or (iv) for another reasonable and customary use in the industry, in each case of (i) – (iv), inclusive, as long as such sale or disposition was made at or below the cost of supplying the Collaboration Product.

(c) In addition, the amount in clause (a) above reflects the gross invoice price at which the Collaboration Product was sold or otherwise disposed of by Genentech and its Affiliates to Third Parties (excluding the sales and dispositions noted above) in the applicable period reduced by gross-to-net deductions if not previously deducted from the amount invoiced, taken in accordance with the then-currently used Accounting Standard.     By way of example, the gross-to-net deductions taken in accordance with the Accounting Standard as of the Effective Date include the following:

(i) credits, reserves or allowances granted for (1) damaged, outdated, returned, rejected, withdrawn or recalled Collaboration Product, wastage replacement, and short-shipments; (2) billing errors; and (3) indigent patient and similar programs (e.g., price capitation);

(ii) governmental price reductions and government mandated rebates;
(iii) chargebacks, including those granted to wholesalers, buying groups and retailers;
(iv) customer rebates including cash sales incentives for prompt payment, cash and volume discounts; and

(v) taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Collaboration Product (excluding income and franchise taxes).

Except as may otherwise be set forth herein, Sales shall be calculated on an accrual basis in accordance with the then-currently used Accounting Standard.

In the event a Collaboration Product is sold for a single price in combination with one or more Combination Agents under this Agreement (as used in this definition of Sales, a “Combination”), then for each particular period and on a country-by-country basis, the gross amount invoiced for that Collaboration Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Collaboration Product sold separately and “B” is the gross amount invoiced for the Combination Agent(s) sold separately.  In the event that the Combination Agent(s) is not sold separately, then

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the gross amount invoiced for that Collaboration Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Collaboration Product, if sold separately, and “C” is the gross invoice amount for the Combination.  In the event that a particular Combination is not addressed by the foregoing, “Sales” of the Collaboration Product sold in a Combination shall be determined by the Parties in good faith for the purposes of calculating the Net Profit / Net Loss split, or if a Royalty Conversion has occurred, calculating royalties, in either case, that reflects a reasonable allocation to the portion of the Combination that is the Collaboration Product.

1.168 “SEC” is defined in Section 12.1.2.
1.169 “Study Proposal” has the meaning set forth in Section 4.6.1.
1.170 “Subsequent Targeted Collaboration Construct” [***].

1.171 “Subsequent Targeted Collaboration Product” means any product containing or comprising a Subsequent Targeted Collaboration Construct.  For clarity, Subsequent Targeted Collaboration Product does not include a Combination Agent.

1.172 “Supply Agreement” is defined in Section 7.1.1.

1.173 “Target” means any protein, other than IL-15 or the IL-15 Sushi Domain, in each case as identified by one or more UniProt Identification #, including all splice variants, mutants, natural variants, and isoforms thereof reasonably associated with a UniProt Identification #.

1.174 “Targeted Collaboration Construct” means an Initial Targeted Collaboration Construct or a Subsequent Targeted Collaboration Construct.
1.175 “Targeted Collaboration Product” means any product containing or comprising a Targeted Collaboration Construct. For clarity, Targeted Collaboration Product does not include a Combination Agent.
1.176 “Tax” or “Taxes” is defined in Section 8.7.4.

1.177 “Tax Representative” means, for U.S. federal income tax purposes, the “partnership representative”, as such term is defined in Section 6223 of the Code (as amended by the amendments to the Code that were enacted as section 1101 of the Bipartisan Budget Act of 2015, P.L. 114-74).

1.178 “Technology Transfer Plan” is defined in Section 4.4.
1.179 “Term” is defined in Section 15.1.

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1.180 “Termination Product” means, with respect to a termination of this Agreement with respect to a Collaboration Product, any such Collaboration Product [***] occurred prior to the effective date of such termination.

1.181 “Termination Subject Matter” is defined in Section 15.3.1.
1.182 “Territory” means worldwide.
1.183 “Third Party” means any entity other than Xencor, GNE, and Roche or an Affiliate of any of the foregoing.
1.184 “Third Party Fc License” is defined in Section 10.8.
1.185 “Third Party Fc Royalty Payments” is defined in Section 10.8.
1.186 “Third Party Infringement Claim” is defined in Section 10.10.1.

1.187 “Third Party IP Payments”  means any and all upfront payments, milestone payments, royalties, and other amounts paid to a Third Party under a Collaboration In-License to the extent solely attributable to Collaboration Products; provided, that Third Party IP Payments do not include any Third Party Fc Royalty Payments.

1.188 “Title 11” is defined in Section 15.2.3.

1.189 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.190 “Transfer Agreement” is defined in Section 15.3.7(b).
1.191 “U.S.” means the United States of America and its territories and possessions.
1.192 “U.S. Territory Partnership” has meaning set forth in Section 8.7.6.

1.193 “Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired Patent in such country that has not been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been finally abandoned, admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding.

1.194 “VAT” means, in the EU, value added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the EU, any equivalent tax.
1.195 “Xencor” is defined in the preamble hereto.
1.196 “Xencor Approved CMOs” are:

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(1)	[***]
(2)	[***]
(3)	[***]
(4)	[***]

4.1 “Xencor Core Inventions” means those Patents as of the Effective Date or during the Term and all Know-How first developed, conceived, or reduced to practice under or in connection with this Agreement, whether by on behalf of employee(s), agent(s) or consultant(s) [***] first (as between the Parties) developed, conceived or otherwise Controlled by Xencor.

4.2 “Xencor Fc Patent Infringement” is defined in Section 10.9.1.
4.3 “Xencor Fc Patents” means any and all Patents Controlled by Xencor as of the Effective Date or during the Term that cover an Fc Domain. For clarity, Xencor Fc Patents do not claim IL-15.
4.4 “Xencor Fc Technology” means Xencor’s proprietary Fc Domain engineering platform covered by Xencor Fc Patents and Know-How Controlled by Xencor.
4.5 “Xencor IND” is defined in Section 5.1.3.
4.6 “Xencor IP” means, individually and collectively, the Xencor Know-How, Xencor Patents, Patents within Xencor Core Inventions, and Xencor Fc Patents.
4.7 “Xencor Indemnitee” is defined in Section 14.2.
4.8 “Xencor Initial Supply” is defined in Section 7.1.1.

4.9 “Xencor Know-How”  means Know-How Controlled by Xencor or its Affiliates as of the Effective Date or during the Term that is reasonably necessary to Research, Develop, Manufacture or Commercialize any Collaboration Construct or Collaboration Product. Xencor Know-How includes all Know-How within the Program IP Controlled by Xencor [***].

4.10 “Xencor Manufacturing Technology” means the manufacturing-related Know-How set forth on Exhibit H.

4.11 “Xencor Patents”  means those Patents Controlled by Xencor or its Affiliates as of the Effective Date or during the Term that are reasonably necessary to Research, Develop, Commercialize or Manufacture any Collaboration Construct or Collaboration Product, including those Patents set forth in Exhibit K.  Xencor Patents excludes (a) jointly owned Program Patents, (b) Patents included in Xencor Fc Patents, (c) Patents within Xencor Core Inventions, and (d)  Patents that cover Fv Domains other than those specific to a Research Target.

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4.12 “Xencor Platform Product” means a construct containing Xencor Fc Technology that is not a Collaboration Construct.
4.13 “Xencor Product Patent” means a Patent within the Xencor Patents that was filed prior to the Effective Date that solely claims a Collaboration Construct or solely claims a Collaboration Product.
4.14 “Xencor Study” is defined in Section 4.6.1.
4.15 “XmAb24306” [***].
4.16 “XmAb24306 Product” means a product containing or comprising XmAb24306.
ARTICLE 2 GOVERNANCE

2.1 Alliance Managers.  Promptly following the Effective Date, each Party shall designate an individual to act as its primary business contact for matters related to this Agreement (such Party’s “Alliance Manager”).  The Alliance Managers shall: (a) serve as the primary contact points between the Parties for the purpose of providing the other Party with information on the progress of such Party’s activities under this Agreement; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) act as advocates for the Collaboration as a whole; and (d) facilitate the prompt resolution of any disputes. An Alliance Manager may also bring any matter to the attention of the JRC, JDC or JCC, to the extent such matter falls within their respective scopes of responsibility, if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may replace its Alliance Manager at any time by notifying the other Party in writing (which may be by email).

2.2 Joint Research Committee.  Within [***] after the Effective Date, the Parties shall establish a joint research committee (the “Joint Research Committee” or the “JRC”), composed of [***] representatives of each Party that have knowledge and expertise in research generally and who will coordinate the Research of Collaboration Constructs and Collaboration Products under the Research Program.  The JRC shall establish the Research Program with the goal of developing constructs that meet the criteria of Collaboration Constructs.  Each Party shall use Commercially Reasonable Efforts to perform its responsibilities under the Research Program.

2.2.1 Responsibilities of the JRC. The JRC shall be responsible for the following functions:
(a) approving each Research Plan;
(b) coordinating the activities of the Parties under the Research Plan(s) and overseeing the implementation of the Research Plan(s);
(c) preparing and approving annual or interim amendments to the Research Plan(s) during the Research Term;

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(d) providing a forum for and facilitating communications between the Parties [***];
(e) providing a forum for Genentech to elect up to [***] Research Target(s) in a Research Plan(s);
(f) establishing joint subteams, as appropriate, to carry out its functions; and

(g) performing such other functions as may be appropriate to further the purposes of this Agreement with respect to the Research of Collaboration Constructs, to the extent delegated to the JRC by mutual written agreement of the Parties after the Effective Date.

2.2.2 Decision Making.   With respect to the decisions of the JRC, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by reaching unanimous agreement; provided, that the Parties acknowledge and agree that votes shall not be ratified until each Party has undertaken all necessary internal procedures and governance to provide a vote that such Party can implement.  If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JRC cannot reach agreement within [***] after the date such matter was initially brought to a vote, then, the matter shall be referred for resolution to a VP/SVP Partnering at Genentech and the Chief Executive Officer at Xencor who shall promptly initiate discussions in good faith to resolve the disputed matter. If the disputed matter is not resolved by such executives within [***], or such longer period as the Parties may agree in writing (which may be by email), after the date the executives first meet to consider such disputed matter, Genentech shall, subject to Section 2.6,   have final decision making authority.

2.2.3 Meetings; Attendees; Agendas.  Once established, the JRC shall meet at least once each [***] (unless otherwise agreed by the Parties) during the Research Term.  No later than [***] prior to any meeting of the JRC (or such shorter time period as the Parties may agree), the Parties will prepare and circulate an agenda for such meeting, provided however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JRC may meet in person or via teleconference, video conference, or the like, provided that at least one meeting per [***] shall be held in person, unless otherwise agreed by the Parties.  Each Party shall bear the expense of its respective representatives’ participation in the JRC meetings.  Each Party may invite a reasonable number of employees, consultants, or scientific advisors to attend the JRC meetings, provided that such invitees are bound by appropriate confidentiality obligations.

2.2.4 Meeting Minutes.  Genentech shall be responsible for keeping minutes of the JRC meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters.  Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party.  Any material modifications to a Research Plan approved at a JRC meeting shall constitute an amendment to such Research Plan upon approval by both Parties of the meeting minutes related thereto.

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2.2.5 Term of JRC Operations.  The JRC shall continue to exist until the end of the Research Term, unless the JRC is earlier disbanded by Genentech pursuant to Section 17.15.  Thereafter, the JRC shall cease operations and perform no further functions hereunder.

2.3 Joint Development Committee.  Within [***] after the Effective Date, the Parties shall establish a joint development team (the “Joint Development Committee” or the “JDC”), composed of [***] of each Party that have knowledge and expertise in the development of constructs similar to the Collaboration Products, with at least one member from each Party having Development decision-making authority, to monitor the Development of Collaboration Products. The role of the JDC shall be to oversee, monitor, and discuss the Development of such products and therapies.

2.3.1 Responsibilities of the JDC. The JDC shall be responsible for performing the following functions:

(a) coordinating the initial transfer of information and materials related to the Collaboration Constructs existing as of the Effective Date, including XmAb24306, from Xencor to Genentech in furtherance of the Initial GDP;

(b) overseeing and monitoring the progress of the Development Activities of the XmAb24306 Product and all other Collaboration Products, including all Clinical Studies under the GDP;
(c) providing a forum for and facilitating communications between the Parties with respect to the Development Activities of the XmAb24306 Product and all other Collaboration Products;
(d) reviewing and amending the Global Development Plan and GDP Budget;
(e) performing such other functions as specified in this Agreement or agreed to by the Parties in writing;
(f) reviewing Proposed Studies and deciding (i) whether to approve or reject a Proposed Study pursuant to Section 4.6.1, and (ii) whether to include a Proposed Study in the GDP; and
(g) reviewing and deciding whether to approve investigator-sponsored studies.

2.3.2 Decision Making.  With respect to the decisions of the JDC, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by reaching unanimous agreement; provided, that the Parties acknowledge and agree that votes shall not be ratified until each Party has undertaken all necessary internal procedures and governance to provide a vote that such Party can implement.  If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JDC cannot reach agreement within [***] after the date such matter was initially brought to a vote, then, the matter shall be referred for resolution to a VP/SVP Partnering at Genentech and the Chief Executive Officer at Xencor (or his or her designee) who shall promptly initiate discussions in good faith to resolve the disputed matter. If the

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disputed matter is not resolved by such executives within [***], or such longer period as the Parties agree, after the date the executives first meet to consider such disputed matter, Genentech shall, subject to Section 2.6.2, have final decision making authority.

2.3.3 Meetings; Attendees; Agendas.  Once established, the JDC shall meet at least once each Calendar Quarter (unless otherwise agreed by the Parties) so long as the Parties are conducting Development Activities with respect to the XmAb24306 Product or any other Collaboration Product.  No later than [***] prior to any meeting of the JDC (or such shorter time period as the Parties may agree), the Parties will prepare and circulate an agenda for such meeting, provided however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JDC may meet in person or via teleconference, video conference, or the like, provided that at least one meeting per [***] shall be held in person, unless otherwise agreed by the Parties.  Each Party shall bear the expense of its respective representatives’ participation in the JDC meetings.  Each Party may invite a reasonable number of employees, consultants, or scientific advisors to attend the JDC meetings, provided that such invitees are bound by appropriate confidentiality obligations.

2.3.4 Meeting Minutes.  Genentech shall be responsible for keeping minutes of the JDC meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters.  Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party.  Any (a) material modifications to the GDP approved at a JDC meeting shall constitute an amendment to the GDP, and (b) decisions by the JDC related to any Proposed Studies shall be made, in each case upon approval by both Parties of the meeting minutes related thereto.

2.3.5 Term of JDC Operations. The JDC shall continue to exist until the completion of all Development Activities, at which time it shall automatically cease operations, unless earlier disbanded:
(a) by the Parties pursuant to mutual agreement, or
(b) by Xencor; or
(c) by Genentech providing timely written notice to Xencor of its election to disband the JDC pursuant to Section 17.15.

2.4 Joint Commercialization Committee.  Within [***] after Xencor’s first exercise of its Co-Promotion Option for Marketing Authorization for the first Co-Promotion Product, the Parties shall establish a joint commercialization team (the “Joint Commercialization Committee” or the “JCC”) to oversee the Commercialization of the Collaboration Products.  The JCC shall consist of [***] representatives from each Party.  Each Party may replace its appointed JCC representatives at any time upon reasonable written notice to the other Party.  Each Party shall designate one (1) of its representatives as the co-chairpersons of the JCC.

2.4.1 Responsibilities. The responsibilities of the JCC shall include:

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(a) review and discuss the Commercialization Plan, including budget, for each Collaboration Product, including, in each case, any amendments thereto,
(b) provide an overview of the launch activities for each Collaboration Product;
(c) perform an annual review of the sales force allocation for Co-Promotion Products in the Commercialization Plan and prepare any updates or amendments thereto,
(d) oversee implementation of each Commercialization Plan,
(e) to coordinate activities designed to create, provide training for, deploy and manage a sales force for the Collaboration Products; and
(f) to coordinate regarding sales force responsibilities, and to communicate adjustments in sizing of those sales forces for each Collaboration Product as appropriate.

2.4.2 Decision Making.  The JCC shall make decisions unanimously, and each Party’s representatives shall collectively have one (1) vote; provided, that the Parties acknowledge and agree that votes shall not be submitted until each Party has undertaken all necessary internal procedures to provide a vote that such Party can implement.  In the event the JCC cannot reach an agreement regarding a decision within the JCC’s authority for a period of [***], Genentech shall, subject to Section 2.6.2, have final decision making authority.

2.4.3 Meetings; Attendees; Agendas.   Once established, the JCC shall meet at least once each [***] (unless otherwise agreed by the Parties) so long as the Parties are conducting Commercialization activities with respect to any Collaboration Products.  No later than [***] prior to any meeting of the JCC (or such shorter time period as the Parties may agree), the Parties will prepare and circulate an agenda for such meeting, provided however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JCC may meet in person or via teleconference, video conference, or the like, provided that at least one meeting per [***] shall be held in person, unless otherwise agreed by the Parties.  Each Party shall bear the expense of its respective representatives’ participation in the JCC meetings.  Each Party may invite a reasonable number of employees, consultants, or scientific advisors to attend the JCC meetings, provided that such invitees are bound by appropriate confidentiality obligations.

2.4.4 Meeting Minutes.  Genentech shall be responsible for keeping minutes of the JCC meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters.  Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party.  Any material modifications to the Commercialization Plan approved at a JCC meeting shall constitute an amendment to the Commercialization Plan upon approval by both Parties of the meeting minutes related thereto.

2.4.5 Term of JCC Operations. The JCC shall exist only during the period in which Xencor is performing Co-Promotion activities with respect to a Co-Promotion Product under this Agreement.

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2.5 Joint Project Team.  Each Committee may establish joint project teams (each a “Joint Project Team” or “JPT”) from time-to-time, with a defined scope and duration, to carry out the activities of such Committee.  Within [***] after the creation of the JRC, at least one JPT shall be established to conduct the work being overseen by the JRC and at least one JPT shall be established to conduct the work being overseen by the JDC, respectively. Each of the JPTs shall be composed of representatives designated by each Party and the Parties need not have the same number of representatives.  The JPTs shall include individuals with expertise and responsibilities appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the tasks then being undertaken and the stage of Development, Manufacturing or Commercialization of Collaboration Products for which joint activities will be performed.  Each Party shall designate one of its representatives as its primary contact for all JPT matters (such Party’s “JPT Co-Leader”).  A Party may replace any or all of its representatives (and designated JPT Co-Leader) at any time by informing the other JPT Co-Leader in advance, in writing (which may be by email). Genentech’s JPT Co-Leader for a given JPT shall be responsible for keeping minutes of any JPT meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party.

2.6 Limitations on Committee Authority.

2.6.1 Authority of Committees.   The JRC, JDC and JCC shall only have the powers expressly assigned to it in this ARTICLE 2 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of under this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.6.2 Limits on Decision Making.  Notwithstanding anything herein to the contrary, no exercise of a Party’s final decision-making authority on any such matters may, (a) without the other Party’s prior written consent, result in a material decrease or increase in the other Party’s or its Affiliates’ obligations under this Agreement, any Research Plan, the GDP, or the Joint Commercialization Plan or require the other Party to perform additional activities not contemplated by this Agreement, (b) materially conflicts with the Initial GDP (as attached to this Agreement on the Execution Date) unless mutually agreed upon otherwise, (c) prohibit Xencor from pursuing any particular research outside of the Research Plan as set forth under Section 3.4,  provided that Xencor communicates substantial data arising therefrom in accordance with Sections 2.2.1(d) and 2.3.1(c), so long as Xencor is performing its obligations under the Research Plan, (d) terminate, or amend the protocol associated with, any Xencor Study, once initiated, (e) result in there being more than [***] Research Targets total in the Research Plan during the entirety of the Research Phase, or (f) conflict with or amend this Agreement or the Co-Promotion Agreement without both Parties’ prior written consent.

2.7 Committee Disbandment; Annual Reports.  Following any automatic cessation or earlier disbandment of a Committee as described in this Agreement, the Committee shall have no further obligations under this Agreement and shall perform no further functions hereunder and Genentech shall, subject to Section 2.6 (applied mutatis mutandis with references to a Committee

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replaced with references to Genentech), assume all decision making authority previously vested in such Committee.  Thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement and the Parties shall handle directly between themselves the matters previously delegated to the disbanded Committee(s), including decision-making authority in the event of a dispute in accordance with Section 2.6.  [***]

ARTICLE 3 Research

3.1 Research Program.  During the Research Term, GNE and Xencor shall conduct a research collaboration oriented to developing Non-targeted Collaboration Constructs and Targeted Collaboration Constructs, pursuant to comprehensive written research plans, which shall set forth each of Genentech’s and Xencor’s respective activities under the plans (each a “Research Plan”).  Except as set forth in this Article 3, neither Party nor their respective Affiliates or sublicensees shall conduct any Research activities with respect to a Research Target that is not set forth in a Research Plan or otherwise approved by the JRC.

3.2 Research Program Term.  The Research Program shall commence on the Effective Date and, unless earlier terminated by Genentech pursuant to Section 15.2, shall end on the second (2nd) anniversary of the Effective Date (the applicable “Research Term”), unless the Parties agree (in each Party’s sole discretion) to extend it for an additional period of [***] by written mutual consent.

3.3 Research Plans.    Each Research Plan directed toward a Collaboration Construct, shall allocate Research responsibilities between the Parties, and shall set forth the objectives, activities and criteria for evaluation for such Research, as well as timelines related thereto.  In addition to the foregoing, each Research Plan directed toward a Targeted Collaboration Construct shall also designate the Target of the Targeted Collaboration Construct (a “Research Target”) [***]; provided, that the Targets or pairs of Targets listed on Exhibit L shall not, and cannot, be designated as Research Targets.   Each Party shall, in performing its obligations under each Research Plan, assign responsibilities to those portions of its organization that have the appropriate resources, expertise, and responsibility for such obligations.  As of the Effective Date, the Parties have agreed upon two initial research plans (each an “Initial Research Plan”) attached to this Agreement as Exhibit A and Exhibit B, which will be deemed to have been approved by the JRC.  From time to time during the Research Term, the JRC shall prepare updates and amendments, as appropriate, to the then-current Research Plan(s) and may approve new Research Plans as may be proposed by either Party or the JRC.  The JRC shall have the right to approve updates and amendments to a Research Plan in accordance with Section 2.2.1.  Once approved by the JRC, such revised Research Plan shall replace the prior Research Plan.  If the terms of a  Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

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3.4 Conduct of Research.  Each Party shall use diligent efforts to carry out the Research activities assigned to it in each Research Plan and shall conduct such activities in good scientific manner, and in compliance with all Applicable Laws.  Each Party shall keep the other Party reasonably informed, through meetings of the JRC, as to its progress in the conduct of each Research Plan as well as with respect to other Research done involving IL-15 [***] or a  proposed modification to an existing Research Plan or the GDP.    [***].

In the event Genentech desires to conduct Research with respect to Collaboration Constructs, or the associated Collaboration Products, for use in combination with an [***] Combination Agent Controlled by Genentech, then at least [***] prior to the next regularly scheduled JRC meeting, Genentech shall provide the JRC with a written summary of such Research for its approval for Genentech to conduct such Research, and any further Research of such combination, outside a Research Plan, which decision shall be reflected in the minutes of the JRC.  If the JRC so approves, then, as between the Parties, the following shall apply:

(a) Genentech (or its Affiliate or sublicensee) shall have the sole right, at its discretion and its own expense, to conduct Research on Collaboration Constructs and the associated Collaboration Products for use in combination with such [***] Combination Agent and all other Research activities of such combination outside a Research Plan and related Research Program, and none of the terms and conditions of this Agreement specifically addressing (i) Research Plans or related Research Programs or (ii) activities pursuant to or under a Research Plan hereunder shall apply to any such activities, including keeping Xencor reasonably informed of such activities pursuant to this Section 3.4. For clarity, terms and conditions that do not specifically address a Research Plan shall remain applicable, including the obligations to maintain records in accordance with Section 3.5; and

(b) Genentech shall solely own any new  Know-How and Patents developed, conceived, or reduced to practice in the course of conducting such Research activities with respect to a Collaboration Construct or Collaboration Product for use in combination with such [***] Combination Agent or any other Research activities of such combination, and none of the terms of Article 10 (except Sections 10.6, 10.10, 10.11, 10.13) shall apply to such Know-How and Patents, provided that any such new Know-How and Patents would be considered Genentech IP and Confidential Information of Genentech for purposes of the other terms of the Agreement, to the extent such terms with respect to Genentech IP and Confidential Information do not conflict with the rights granted to a Third Party.

3.5 Research Records.  Each Party shall maintain complete, current and accurate records of all Research activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Research activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall maintain all laboratory notebooks for not less than the term of

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any Patent issuing therefrom. All records shall be maintained by the Parties, as appropriate, during the applicable Research Program and for at least [***] thereafter.

3.6 Research Plan Costs.  Each Party shall bear its own costs and expenses, including but not limited to each Party funding its own FTEs and out-of-pocket costs and expenses, associated with performance under the Research Programs.  For clarity, such costs and expenses shall not be considered Development Costs.

ARTICLE 4 Development

4.1 Global Development Plan.    Genentech and Xencor shall pursue the Global Development Plan (GDP) as set forth herein.  Except as set forth in this ARTICLE 4, neither Party nor their respective Affiliates or sublicensees shall Conduct any Clinical Studies of a Collaboration Construct or Collaboration Product that is not set forth in the GDP or otherwise approved by the JDC.

4.2 Development Under the GDP.

4.2.1 Initial GDP.  All Development Activities under this Agreement shall be conducted pursuant to the GDP.  The GDP shall also set forth the budget for such Development Activities in the GDP Budget.  As of the Execution Date, the Parties have agreed upon the initial GDP attached to this Agreement as Exhibit F (the “Initial GDP”), which will be deemed to have been approved by the JDC.

4.2.2 Amendments.  The JDC shall review the GDP from time to time as necessary for the purpose of considering appropriate amendments thereto.  In addition, either Party, through its representatives on the JDC, may propose amendments (including adding new Clinical Studies of a Collaboration Construct or Collaboration Product alone or for use in combination with one or more Combination Agents) to the GDP at any time.  As part of the process of amending the GDP, the Parties shall determine the internal personnel and other resources and out‑of‑pocket expenditures required for the Development Activities for the applicable Calendar Year and for each Calendar Quarter within such Calendar Year, to be reflected in the GDP Budget.

4.2.3 Conduct of Development Under the GDP.  Except as otherwise agreed by the Parties in writing, the Parties shall conduct the Development of Collaboration Products pursuant to the GDP and in accordance with this Agreement.

In the event Genentech desires to Conduct a Clinical Study of a Collaboration Construct or Collaboration Product for use in combination with an [***] Combination Agent Controlled by Genentech,  then at least [***] prior to the next regularly scheduled JDC meeting, Genentech shall provide the JDC with a written proposal of such Clinical Study in accordance with the requirements of Section 4.6.1 (applied mutatis mutandis with references to Xencor replaced with references to Genentech and Proposed Study deemed to include a Collaboration Product or Collaboration Construct and an [***] Combination Agent), or if such requirements of Section 4.6.1 conflict with the rights granted to a Third Party with respect to such [***] Combination Agent, then a high-level summary of

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such Clinical Study (which high-level summary will at a minimum include the identity of the [***] Combination Agent and the anticipated safety outcomes), for its approval for Genentech to Conduct such Clinical Study, and any further Development of such combination, outside the GDP, which decision shall be reflected in the minutes of the JDC.

With respect to an [***] Combination Agent Controlled by Genentech, if the JDC so approves, then, as between the Parties, the following shall apply:

(a) Genentech (or its Affiliate or sublicensee) shall have the sole right, at its discretion and its own expense, to Conduct such Clinical Study of a Collaboration Construct or Collaboration Product for use in combination with such [***] Combination Agent and all other Development of such combination outside the GDP,  and none of the terms and conditions specifically addressing Development Activities (i.e., activities pursuant to or under the GDP hereunder), shall apply to any such activities, including sharing of related records and reports (including Clinical Data) pursuant to Section 4.7 and sharing of related Development Costs pursuant to Section 8.3.  For clarity, terms and conditions that do not specifically address Development Activities (i.e., activities pursuant to or under the GDP hereunder) shall remain applicable, including the obligations to maintain records in accordance with Section 4.7.1 (applies mutatis mutandis to such [***] Combination Agent Development);

(b) Genentech (or its Affiliate or sublicensee) shall have the sole right and responsibility to prepare and submit Regulatory Materials and to file for, obtain, and maintain Regulatory Approvals for such Collaboration Product for use in combination with such Encumbered Combination Agent, and none of the terms of Article 5 (other than Section 5.4) shall apply to any such activities.  For clarity, the foregoing does not limit Genentech’s obligation to allow Xencor to cross reference INDs owned by Genentech for the relevant Collaboration Product, as applicable under Section 5.1.3;

(c) Genentech shall solely own any new Know-How and Patents developed, conceived, or reduced to practice in the course of conducting such Clinical Study of a Collaboration Construct or Collaboration Product for use in combination with such [***] Combination Agent or any other Development of such combination, and none of the terms of Article 10 (except Sections 10.6, 10.10, 10.11, 10.13) shall apply to such Know-How and Patents; provided that any such new Know-How and Patents would be considered Genentech IP and Confidential Information of Genentech for purposes of the other terms of the Agreement, to the extent such terms with respect to Genentech IP and Confidential Information do not conflict with the rights granted to a Third Party; and

(d) Genentech (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize such [***] Combination Agent (and such Collaboration Product for use in combination with such Encumbered Combination Agent); provided that any sales of Collaboration Products sold for use in combination with such Combination Agent shall be subject to sharing Net Profits and Net Losses of Collaboration Products, or if a Royalty Conversion has occurred, reasonable royalty payments, pursuant to Section 8.4;

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provided, however, in the event Genentech obtains (i) some of the rights granted to Xencor hereunder with respect to such Development of a Collaboration Construct or Collaboration Product for use in combination with such [***] Combination Agent as if such Development were included hereunder as Development Activities under the GDP (which, at a minimum, would include the rights to share with Xencor the Clinical Data of such Clinical Study and any such further Clinical Study(ies) as set forth under Section 4.7.2 and the rights and licenses to use such Clinical Data as set forth under Section 9.3), then the Parties may, at each Party’s sole discretion,  agree to include such Development and Commercialization of such combination under this Agreement and amend this Agreement to reflect any revisions as needed to any terms and conditions with respect thereto, except that the terms of sharing of Development Costs and sharing of Net Profits and Net Losses in accordance with the Collaboration Allocation as set forth under Sections 8.3 and 8.4, respectively, shall govern such Development and Commercialization; or

(ii) substantially similar rights to all of the rights granted to Xencor hereunder with respect to such Development of a Collaboration Construct or Collaboration Product for use in combination with such Encumbered Combination Agent as if such Development were included hereunder as Development Activities under the GDP, then Genentech shall provide written notice to Xencor that such rights have been obtained and upon receipt of such notice, such Development shall be included as “Development Activities” under this Agreement from the date of receipt of such notice, and all of the terms and conditions specifically addressing Development Activities (i.e., activities pursuant to or under the GDP hereunder), shall apply to any such activities, including terms of sharing of Development Costs and sharing of Net Profits and Net Losses in accordance with the Collaboration Allocation as set forth under Sections 8.3 and 8.4.

For clarity, the Pharmacovigilance Agreement shall govern any such Development by Genentech outside the GDP approved by the JDC in accordance with this Section 4.2.3 as contemplated in Section 5.4.

In the event Genentech conducts any Development of a Collaboration Construct or Collaboration Product for use in combination with such [***] Combination Agent outside the GDP as set forth in this Section 4.2.3, then Xencor shall have no obligations to Genentech under this Agreement with respect to such Development, except as set forth under this Section 4.2.3 above.

If the JDC does not approve such Clinical Study with respect to such [***] Combination Agent as set forth in this Section 4.2.3 above, then Genentech shall not conduct any Development for a Collaboration Product for use in combination with such [***] Combination Agent, unless and until the Parties otherwise agree in writing.

4.3 Diligence.
4.3.1 Each Party shall use Commercially Reasonable Efforts to conduct the Development Activities assigned to it under the GDP.
4.3.2 Genentech shall be solely responsible for making the [***] Decision with respect to each Collaboration Product. Genentech will promptly notify Xencor in writing

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regarding whether a given Collaboration Product that is put up for an [***] Decision receives a positive or negative [***] Decision.

4.4 Technology and Material Transfer.  Commencing within [***] after the date the Parties finalize a Program Materials and Technology transfer plan (“Technology Transfer Plan”), which the Parties shall develop and mutually agree upon no later than [***] after the Effective Date,  Xencor shall use Commercially Reasonable Efforts to transfer to GNE (or to GNE’s designee), and GNE shall use Commercially Reasonable Efforts to receive, all Program Materials and Technology at each Party’s sole expense for costs it incurs in connection therewith (such expense not to be considered a Development Cost).  Following completion of activities under the Technology Transfer Plan, on an ongoing basis throughout the Research Term and for [***] thereafter, and (i) upon Genentech’s reasonable request from time-to-time,  Xencor shall promptly transfer to Genentech any Program Materials and Technology that are necessary to perform Genentech’s obligations and exercise Genentech’s rights under this Agreement then in existence that have not already been disclosed or provided to Genentech, and (ii) upon Xencor’s reasonable request from time-to-time, Genentech shall promptly transfer to the requesting Party any Program Materials and Technology then in existence that are necessary to perform Xencor’s obligations and exercise Xencor’s rights under this Agreement and that have not already been disclosed or provided to Xencor.  For clarity, this Section 4.4 (and the Technology Transfer Plan) does not cover the transfer of Manufacturing Know-How, which is subject to transfer under Section 7.2.

4.5 Conduct of Genentech Development.

4.5.1 Genentech’s Conduct of Development Activities will be subject to oversight by the JDC and Genentech shall (i) provide regular updates on the status and results of its Development Activities to the JDC, including reporting the achievement of key Clinical Study and development milestones to be determined by the JDC, and (ii) inform the JDC of any material changes to the Development Activities.

4.5.2 Genentech shall Conduct all Development (including Development Activities and any Development that includes [***] Combination Agents) for which it is responsible in a timely and effective manner according to ICH Guidelines, Applicable Law and the requirements of any applicable Regulatory Authority(ies).

4.6 Xencor Proposed Studies.

4.6.1 Proposed Additional Clinical Studies.  Xencor may, [***], provide the JDC with a written proposal meeting the requirements of this Section 4.6.1 (“Study Proposal”) to amend the GDP to include a new Clinical Study under this Agreement (“Proposed Study”) for the Development of a Collaboration Product (a)  in an Indication that is not then included in the GDP, or (b) regardless of Indication, in combination with a Combination Agent that is permissible pursuant to Sections 4.6.4(e)(i) and (ii) (other than with an [***] Combination Agent, which would follow the process set forth in Section 4.2.3).  Each such Study Proposal shall include a feasible clinical development plan from proof of concept through Regulatory Approval (if feasible, and otherwise through clinical proof of concept)  for the indication or combination to which such Proposed Study is directed,

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consisting of [***]    Xencor shall provide to the JDC the Study Proposal, in sufficient detail to enable the JDC to assess whether to approve or reject such Proposed Study, at least [***] prior to next regularly scheduled JDC meeting and present such Study Proposal to the JDC at such meeting.  The JDC shall decide whether to approve or reject such Proposed Study in accordance with Section 4.6.2, which decision shall be reflected in the minutes of the JDC; provided, that the Parties may agree that additional information should be provided at the next JDC meeting prior to the decision being taken.   Provided that the Proposed Study is approved by the JDC, Genentech shall have [***] from approval of the Proposed Study by the JDC to notify Xencor in writing whether Genentech desires to include the Proposed Study in the GDP to allow the Parties time to comply with internal procedures and governance. If the JDC elects to include the Proposed Study in the GDP, then the Parties shall amend the GDP through the JDC to include the Proposed Study as part of the Development Activities for such Collaboration Product.  If JDC approves the Proposed Study in accordance with Section 4.6.2, but Genentech then elects (including through the exercise of Genentech’s decision-making authority) not to include the Proposed Study in the GDP, then Xencor shall have the right to conduct the Proposed Study in accordance with the requirements of Section 4.6.4 to the extent permitted pursuant to Section 4.6.3 (such Proposed Study, a  “Xencor Study”).

4.6.2 Criteria Applied to JDC Approval or Rejection of Proposed Studies.  The JDC (with Genentech having final decision-making authority) may approve for any reason or reject a Proposed Study solely on one or more of the following criteria:  (i) the Proposed Study will create a [***] (provided, that, this subclause (iii) shall only be effective until such time as the [***] patients administered, at [***] the Collaboration Product included in the Proposed Study),  or (iv) the Proposed Study will adversely or negatively impact the Commercialization of any Collaboration Product, with such adverse or negative impact meaning an anticipated reduction of Net Sales by [***] percent ([***]%) or more. If the JDC (with Genentech having final decision-making authority) rejects the Proposed Study based on reasonably supported consideration of the foregoing subclauses (i)-(iv), inclusive,  then such decision shall be reflected in the minutes of the JDC.

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4.6.3 Xencor’s Right to Conduct a Xencor Study.   Xencor shall have the rights set forth in this Section 4.6.3 to conduct a Proposed Study that the JDC (with Genentech having final decision-making authority) declines to include in the GDP in accordance with Section 4.6.1,  solely if (a) Xencor Initiates such Proposed Study within [***] (or such longer time as the Parties mutually agree in writing) of the JDC’s decision to not include such Proposed Study in the GDP, (b) Xencor possesses safety reporting and other applicable infrastructure and personnel adequate to support such Proposed Study and share safety data with Genentech in a manner that enables Genentech’s compliance with any Regulatory Authority reporting requirements as set forth in the Pharmacovigilance Agreement,  (c)  the JDC has approved such Proposed Study pursuant to Section 4.6.2, (d) a Phase Ib or Phase II Clinical Trial under the GDP for the relevant Collaboration Product has commenced, (e) the Proposed Study is not a Collaboration Product monotherapy study, and (f) the Proposed Study is not conducted in Japan.    For clarity, if the JDC rejects a Proposed Study pursuant to Section 4.6.2, Xencor shall not have the right to conduct such Proposed Study.

4.6.4 Xencor’s Conduct of Xencor Studies.   If Xencor has the rights to conduct a Xencor Study in accordance with Section 4.6.3 and Xencor elects to conduct such Xencor Study, then Xencor shall conduct such Xencor Study according to the following terms and conditions:

(a) Xencor shall conduct such Xencor Study at Xencor’s sole cost and expense, which costs and expenses shall not be included in Development Costs, unless otherwise agreed by the Parties (and without limiting Genentech’s obligations under Section 4.8 (as and to the extent applicable)).

(b) Xencor shall conduct such Xencor Study as the entity that takes responsibility for Initiating such Xencor Study under an IND held by Xencor.

(c) Such Xencor Study will be subject to oversight by the JDC, and Xencor shall (i) provide regular updates on the status and results of such Xencor Study to the JDC, including reporting the achievement of key Clinical Study and development milestones, and (ii) inform the JDC of any material changes to the Study Proposal (including study designs and protocols) for such Xencor Study.  Genentech, through the JDC, shall be permitted to provide Xencor with comments on the development plans for such Xencor Study and on the conduct of the Xencor Study, and Xencor shall consider all such comments in good faith.  Notwithstanding the foregoing, any modifications to the protocol for such Xencor Study that would (individually or collectively) constitute material deviations from the protocol in the Study Proposal originally presented to the JDC shall require the prior approval of the JDC.  Examples of material deviations include any of the following circumstances:

(i) as a result of the modifications to the protocol, the Xencor Study [***],
(ii) as a result of the modifications to the protocol, the Xencor Study [***]

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[***] as applicable,
(iii) as a result of the modifications to the protocol, the Xencor Study will [***] patients administered, [***], the Collaboration Product included in the Xencor Study), and
(iv) as a result of the modifications to the protocol, the Xencor Study [***] percent ([***]%) or more.
(d) Xencor shall conduct such Xencor Study according to ICH Guidelines, Applicable Law and the requirements of any applicable Regulatory Authority(ies).

(e) Unless otherwise agreed to by the Parties, such Xencor Study may only involve an agent other than the Collaboration Product (as either a Combination Agent or comparator agent) in one of the following circumstances:

(i) If Xencor proposes to conduct a Xencor Study in which a Collaboration Product would be combined with or compared to an agent owned or Controlled by Xencor, then Xencor may pursue such combination with such agent if (A) the safety of such agent owned or Controlled by Xencor to proceed at proposed dose levels and durations has been demonstrated in a [***], and (B) such agent is either (1)  already a Combination Agent in an ongoing or completed Clinical Study within the GDP or (2) in a given Class of Agents that is not then in the GDP as a Combination Agent.

(ii) If Xencor proposes to conduct a Xencor Study in which a Collaboration Product would be combined with or compared to one or more agents owned or Controlled by a Third Party, then Xencor may pursue such combination with such agent only if all of the following conditions are met: (A) such agent is either (1)  a Combination Agent that is or was within the GDP or (2) in a given Class of Agents that is not then in the GDP as a Combination Agent or (3) an Encumbered Combination Agent that is not under Development by Genentech as approved by the JDC pursuant to Section 4.2.3, (B) such agent is commercially available and approved in the relevant Indication, (C) Xencor (and not the Third Party commercializing or Controlling such agent) conducts the combination clinical study using quantities of the Third Party's agent acquired by Xencor through one or more arm's length purchases on the open market, (D)  Xencor does not share any data arising from such study or any Program Confidential Information with the Third Party, (E) Xencor does not share with such Third Party any Genentech Confidential Information or any Confidential Information of both Parties under this Agreement, (F) Xencor does not share with Genentech any confidential information of the Third Party owning or Controlling such agent, and (G) Xencor does not enter into any agreement with the applicable Third Party regarding either (x) the supply by such Third Party of its agent for such study or (y) the sharing of data arising from such study.

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For clarity, Xencor shall not Initiate such Xencor Study as permitted hereunder until after execution of the Pharmacovigilance Agreement by both Parties pursuant to Section 5.4.

4.7 Records and Reports.

4.7.1 Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its designated Development Activities which shall record only such activities and shall not include or be commingled with records of activities other than such Development Activities or Research activities hereunder.  Such records shall be retained by the applicable Party for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

4.7.2 Each Party shall use reasonable efforts to keep the other Party informed of its Development Activities and [***], at mutually agreed meetings of the JDC, shall provide to the JDC a reasonably detailed written report describing Development Activities performed and results obtained since the prior written report, in a form determined by the JDC.  In the event that either Party requests further information regarding any such report, including a request for Clinical Data, the Parties shall cooperate to achieve such data exchange in a thorough, timely and efficient manner.  Neither Party shall be required to generate additional data or prepare additional reports to comply with the foregoing obligation.  Notwithstanding the foregoing, the JDC may determine what reports shall be generated in respect of Development Activities, including the content and timing thereof, including by authorizing or requiring reports other than as provided in this Section 4.7.2.  The Parties shall promptly share all such reports with the JDC.

4.8 Use of Xencor Study Data. If Genentech elects to use any efficacy data (as opposed to safety data) arising out of a Xencor Study in support of the filing of an MAA, Genentech shall reimburse Xencor as follows:

4.8.1 if the data was generated from a [***] Clinical Trial, Genentech shall reimburse Xencor [***] of its costs and expenses incurred by or on behalf of Xencor to conduct such trial [***]; and
4.8.2 if data was generated from a [***] Clinical Trial, then Genentech shall reimburse Xencor [***] of its costs and expenses incurred by or on behalf of Xencor to conduct such trial [***].

4.8.3 Xencor shall submit to Genentech an invoice setting forth in reasonable detail such costs and expenses to be reimbursed in accordance with the foregoing, which costs and expenses shall be specifically identifiable or reasonably allocable to the conduct of such trial as determined in accordance with the applicable Accounting Standard. Unless disputed, Genentech shall pay such invoice within [***] after receipt.  In the event of any disagreement with respect to the calculation of such costs and expenses, any undisputed

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portion of such costs and expenses to be reimbursed will be paid in accordance with the foregoing timetable and the remaining, disputed portion will be paid within [***] after the date on which Xencor and Genentech, using good faith efforts, resolve the dispute.  In addition, each Party will consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner.

4.9 Investigator-Sponsored Studies.  All investigator-sponsored studies shall be reviewed and approved by the JDC. Neither Party may Conduct, or otherwise support (including providing funding or clinical supplies of Collaboration Product) any investigator-sponsored studies of the Collaboration Products without first obtaining the JDC’s approval.  Any such approved activities with respect to investigator-sponsored studies of the Collaboration Products shall be considered Development Activities.

4.10 Compliance.  Each Party shall perform or cause to be performed, any and all of the Development Activities for which it is responsible in good scientific manner and in compliance with all Applicable Laws.

ARTICLE 5 RegulaTory
5.1 Regulatory Activities.

5.1.1 Except as set forth in Section 5.1.3, Genentech (or its Affiliate or sublicensee) shall have the sole right and responsibility to prepare and submit Regulatory Materials and to file for, obtain, and maintain Regulatory Approvals (including the setting of the overall regulatory strategy therefor) for Collaboration Products.  Xencor shall use Commercially Reasonable Efforts to support Genentech, as may be reasonably necessary, in obtaining such Regulatory Approvals for the Collaboration Products, and in the activities in support thereof, including providing information, documents or other materials required by Applicable Law for inclusion in or in support of Regulatory Materials, in each case in accordance with the terms and conditions of this Agreement and the GDP.  For clarity, each Party’s costs in connection with the foregoing shall be Development Costs.

5.1.2 Except as set forth in Section 5.1.3, all Regulatory Materials relating to the Collaboration Products shall be owned by, and shall be the sole property and held in the name of, Genentech or its designated Affiliate, sublicensee or designee.  All Regulatory Approvals and Product Labeling relating to the Collaboration Products shall be owned by, and shall be the sole property and held in the name of, Genentech or its designated Affiliate, sublicensee or designee.  Without limiting the foregoing, each Party shall have the right to (i) reasonably attend regulatory interactions (including face-to-face meetings and phone calls) with Regulatory Authorities for any Collaboration Product and (ii) the review and comment rights provided in Section 5.1.4. The Parties will agree upon a reasonable number of representatives from each Party to participate in any such regulatory interactions, subject to any feedback from applicable Regulatory Authorities.

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5.1.3 If Genentech declines to include a Proposed Study in the GDP in accordance with Section 4.6.1, and Xencor has the right to conduct such Proposed Study pursuant to Section 4.6.3, then Xencor may conduct such Proposed Study as a Xencor Study in accordance with Section 4.6.4 under an IND owned by Xencor (“Xencor IND”). Genentech shall allow Xencor to cross reference the IND owned by Genentech for the relevant Collaboration Product for purposes of such Xencor IND. Genentech will, upon request, provide a letter to the FDA or the applicable Regulatory Authority confirming such right of reference. In any communications and interactions with a Regulatory Authority that are undertaken in connection with such Xencor Study or Xencor IND, Xencor and its authorized agents shall take into consideration and in no case intentionally materially harm the overall relationship with Regulatory Authorities with respect to Collaboration Products under the GDP.  In the event that Xencor conducts a Xencor Study, Xencor shall grant Genentech a right of cross reference to safety data, non-clinical data, CMC data and any special population data contained in the relevant Xencor IND.  Xencor will provide a letter to the FDA or the applicable Regulatory Authority confirming such right of reference.  Xencor agrees that in the event it desires to obtain Regulatory Approval for a Collaboration Product investigated in a Xencor Study, the Parties will work together so that Genentech, rather than Xencor, will submit any necessary Marketing Approval Applications.  Genentech shall use Commercially Reasonable Efforts to submit such Marketing Approval Applications as soon as practicable.  Xencor shall not file a Marketing Approval Application for a Collaboration Product (excluding Termination Products) without Genentech’s prior written consent.

5.1.4 All communications with and material Regulatory Materials submitted to any Regulatory Authority in connection with any Collaboration Products or Xencor Study shall be coordinated between the Parties to ensure consistency across the Parties’ regulatory activities.  In particular, the Parties shall provide each other with copies of draft and filed INDs, Marketing Approval Applications, material labeling supplements, Regulatory Authority meeting requests, Regulatory Authority advice (including scientific advisory packages), core data sheets and any other material submissions and communications (including written summaries of oral communications proposed or conducted by or on behalf of such Party) with any Regulatory Authority pertaining to a Collaboration Product or Xencor Study sufficiently in advance, where reasonable, for the other Party to comment on any such Regulatory Materials or communications with any Regulatory Authority.  Each Party shall give due consideration in good faith to any comments provided by the other Party in relation to such Regulatory Materials or communications with any Regulatory Authority.

5.2 CMC Regulatory Support.

5.2.1 For clinical and commercial manufacture by Xencor or Genentech of Collaboration Products, Xencor or its CMO shall consult with Genentech, and provide to Genentech all CMC-related documents and input as required by Genentech (or its Affiliate) or any applicable Regulatory Authority in connection with any Regulatory Materials to be submitted to any applicable Regulatory Authority by Genentech (or its Affiliate) in order to obtain any required Regulatory Approvals in the Territory.  Xencor shall, and shall cause its CMOs to, use Commercially Reasonable Efforts to develop any new data or documents in support of Genentech regulatory activities with respect to Collaboration Products; provided, however, that any expenses incurred therewith shall be Development Costs.

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5.2.2 For clinical manufacture by Genentech of Collaboration Products used in Xencor Studies, Genentech or its subcontractors shall consult with Xencor, and provide to Xencor all CMC-related documents and input as required by Xencor (or its Affiliate) or any applicable Regulatory Authority in connection with any Regulatory Materials to be submitted to any applicable Regulatory Authority by Xencor (or its Affiliate) in order to obtain any required Regulatory Approvals in the Territory (for purposes of performing the Xencor Studies). Genentech shall, and shall cause its subcontractors to, use Commercially Reasonable Efforts to develop any new data or documents in support of Xencor regulatory activities in connection with performing the Xencor Studies; provided, however, that any expenses incurred therewith shall be Development Costs associated with a Xencor Study and shall be borne pursuant to Section 8.3.2.

5.2.3 For Manufacture by Genentech of Collaboration Products, in addition to Section 5.2.1, Xencor shall (a) consult with and otherwise provide support to Genentech on CMC-related regulatory matters, as requested by Genentech and (b) assist Genentech (or its Affiliate) in responding to requests and inquiries from Regulatory Authorities prior to, during and after regulatory review periods, and attending meetings with Regulatory Authorities to the extent Genentech requests Xencor to participate given its unique knowledge or its status as manufacturer of the Collaboration Product for clinical supply.  Xencor’s costs in connection therewith shall be Development Costs.

5.3 Regulatory Data; Annual Report.

5.3.1 Xencor shall, within [***] of the Effective Date, provide to Genentech, in such form and format as such are maintained by Xencor or any of its Affiliates or contractors, all material correspondence, as of the Effective Date, to or from any Regulatory Authority that relates to the XmAb24306 Product.

5.3.2 The Parties shall support one another, as may be reasonably necessary or appropriate, in obtaining Regulatory Approval for the Collaboration Products, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the GDP.

5.3.3 Each Party shall provide the other Party within [***] after the end of each annual reporting period for each applicable Collaboration Product (as calculated consistent with appropriate regulations and guidelines) with such information as would be reasonably helpful in preparing the annual report with respect to the Manufacturing and control of such Collaboration Product for such annual reporting period.

5.4 Pharmacovigilance.   Prior to Initiation of the first Clinical Study, the Parties shall execute a separate pharmacovigilance agreement setting forth the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of the Collaboration Products (“Pharmacovigilance Agreement”).    The Parties acknowledge and agree that the Pharmacovigilance Agreement shall not conflict with this Agreement.

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5.5 Xencor Platform Product.  During the Term and to the extent permissible under relevant agreements concluded with Third Parties, Xencor shall provide a high level safety summary relating to the Xencor Fc Technology in connection with the development of Xencor Platform Products in order for Genentech to determine whether such development could impact the Development of Collaboration Products and whether a Regulatory Authority may require the reporting of certain safety data and related Information for such applicable Xencor Platform Products.  Xencor shall determine, in good faith, the contents and frequency of such reports as reasonably necessary for Genentech to assess the safety of the Xencor Fc Technology.

ARTICLE 6 commercialization and medical affairs
6.1 Generally.

6.1.1 Except as otherwise provided in this Agreement and subject to Xencor’s Co-Promotion Option in accordance with Section 6.5, Genentech (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize each Collaboration Product in the Territory in accordance with a commercialization plan and budget (“Commercialization Plan”) that will be prepared by Genentech and provided to Xencor.  The Commercialization Plan will include: [***].  Neither Genentech nor its Affiliates (or sublicensees) shall conduct any Commercialization of a Collaboration Product that is not set forth in the Commercialization Plan, unless otherwise approved by the Parties (including through the JCC, as applicable).    The Parties (including through the JCC, as applicable) shall review the Commercialization Plan from time to time as necessary for the purpose of considering appropriate amendments thereto; provided, that (a) such review shall occur no less frequently than once every [***], and (b) to the extent there is no JCC, Genentech shall make appropriate representatives available to discuss the Commercialization Plan with Xencor [***].  In addition, either Party, through its representatives on the JCC (to the extent applicable), may propose amendments to the Commercialization Plan at any time. The first Commercialization Plan will be delivered by Genentech to Xencor in accordance with Section 6.5.2.

6.1.2 Genentech shall use Commercially Reasonable Efforts to Commercialize in the U.S., Japan, and the Major European Countries for each Collaboration Product for which Marketing Approval is obtained.  Activities by Genentech’s sublicensees and Affiliates will be considered as Genentech’s activities under this Agreement for purposes of determining whether Genentech has complied with its obligations under this Section 6.1.

6.2 Booking of Sales; Distribution.  Genentech shall have the sole right to (a)  invoice and book sales, establish all terms of sale (including pricing and discounts), warehouse, and distribute Collaboration Products in the Territory and to perform or cause to be performed all related services, (b) handle all order processing, invoicing, collection, distribution, reimbursement services, and inventory management with respect to such Collaboration Products in the Territory, (c) handle all returns, recalls, or withdrawals with respect to any Collaboration Product in the Territory, (d) handle all payer/distributor account management with respect to any Collaboration Product in

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the Territory, and (e) manage all aspects of contracting with providers, distributors, managed care vendors or payers with respect to any Collaboration Product in the Territory.

6.3 Product Trademarks.  Genentech shall have the sole right and responsibility to determine the Product Trademarks to be used with respect to the Exploitation of the Collaboration Products on a worldwide basis, and to own any such Product Trademarks.     Neither Party shall, nor shall either Party permit its Affiliates or sublicensees to (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks, or (b) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks.  Each Party agrees to conform (x) to the customary industry standards for the protection of Product Trademarks for pharmaceutical products and such guidelines of Genentech with respect to manner of use (as provided in writing by Genentech) of the Product Trademarks, and (y) to maintain the quality standards of Genentech with respect to the goods sold and services provided in connection with such Product Trademarks.  Neither Party shall do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks.  Neither Party shall attack, dispute, or contest the validity of or ownership of such Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.

6.4 Product Labeling; Markings and Co-Branding. Genentech shall own and be responsible for all Product Labeling for all Collaboration Products.
6.5 Co-Promotion Option.

6.5.1 Option.  For each Co-Promotion Candidate Product during the applicable Co-Promotion Exercise Period, subject to the requirements of this Section 6.5.1,  Xencor shall have the right to assume between [***] percent ([***]%) and Xencor’s share of the Collaboration Allocation of the total sales force for such Co-Promotion Candidate Product measured in terms of FTEs (at a percentage within such range to be determined by Xencor), in the Co-Promotion Territory (the “Co-Promotion Option”).

6.5.2 Notice and Exercise.

(a) Approximately [***] before the anticipated filing of the first MAA for a given Co-Promotion Candidate Product, Genentech will notify Xencor of Genentech’s preliminary estimate of number of sales representatives it anticipates for such Co-Promotion Candidate Product for such launch in the Co-Promotion Territory (the “Genentech Estimate”) through delivery of a Commercialization Plan containing such Genentech Estimate.    Xencor may exercise its option to Co-Promote such Co-Promotion Candidate Product (thereafter, a “Co-Promotion Product”) in the Co-Promotion Territory by written notice to Genentech no later than [***] after the receipt of the Genentech Estimate for such Co-Promotion Candidate Product, stating the percent (%) of the total sales force (between [***] percent ([***]%) and Xencor’s share of the Collaboration Allocation)  that Xencor will assume, all in accordance with Section 6.5.2(b) below.

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(b) As conditions precedent to exercising a Co-Promotion Option for a Co-Promotion Product and maintaining the right to Co-Promote such Co-Promotion Product, Xencor must:

(i) establish, by means of a presentation to Genentech as of the time of exercise, that it has (A) an internal sales management organization and infrastructure to conduct Xencor’s Co-Promotion activities for such Co-Promotion Product and (B) a plan to hire, retain, or otherwise build a sales force that will be in place no later than [***] prior to the anticipated First Commercial Sale of such Co-Promotion Product consisting of at least the number of sales representative that Xencor has elected to assume, comprised of direct employees of Xencor, each of whom has prior experience promoting pharmaceutical products to prescribing physicians in the Co-Promotion Territory.

(ii) as of the time of exercise, and for so long as Xencor is Co-Promoting such Co-Promotion Product hereunder and under the Co-Promotion Agreement, not be developing or commercializing by itself or in collaboration with a Third Party, either (A) a Collaboration Construct other than a Collaboration Product pursuant to this Agreement, or (B) any product that (1) is in the same Class of Agents with a Combination Agent under the GDP, unless otherwise mutually agreed by the Parties in writing, or (2) is an [***] Combination Agent Developed by Genentech as approved by the JDC pursuant to Section 4.2.3.

(c) If Xencor does not provide the election notice described in Section 6.5.2(a) prior to expiration of the applicable Co-Promotion Exercise Period or if Xencor does not meet the requirements set forth in Section 6.5.2(b),  Xencor shall be deemed to have irrevocably waived its right to Co-Promote such Co-Promotion Candidate Product.    Any election notice provided by Xencor at a time when Xencor does not meet the requirements set forth in Section 6.5.2(b) shall be void and have no effect.  Following Xencor’s exercise of its Co-Promotion Option with respect to a particular Co-Promotion Product, if that Co-Promotion Product subsequently obtains Marketing Approval in a Promotion-[***] Indication, Xencor shall not engage in the Detailing or other Co-Promotion Activities for the Co-Promotion Product in the Promotion-[***] Indication, except as provided for in the Co-Promotion Agreement.  If Xencor does not exercise its co-promotion option (or if it has been deemed to have waived its right to co-promote pursuant to this Section (c)) for a given Collaboration Product for the First Eligible Co-Promotion Indication,  Xencor shall not have the right to exercise its Co-Promotion Option with respect to any subsequent Marketing Authorization or label expansion granted for such Collaboration Product.  As used in this Section 6.5.2(c), the “First Eligible Co-Promotion Indication” for a Collaboration Product is the first Indication for which Marketing Approval for such Collaboration Product is obtained that is not a Promotion-[***] Indication.

6.5.3 Co-Promotion Agreement.  Promptly after Xencor’s first exercise of a  Co-Promotion Option for a Co-Promotion Product,  and subject to Xencor’s compliance with the requirements of Section 6.5.2(b), the Parties shall commence negotiations in good faith and enter into a separate co-promotion agreement (the “Co-Promotion Agreement”) setting forth the terms of Xencor’s and Genentech’s Co-Promotion rights and obligations with regard to such Co-Promotion Product in accordance with the terms and conditions in this Agreement (including this ARTICLE 6 (including Sections 6.5.2(b), 6.5.4, and 6.5.5)) and those set forth in Exhibit C attached hereto. The Parties shall negotiate with such diligence as is required to

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enter into and execute the Co-Promotion Agreement within [***] following such exercise, or such other date as the Parties may agree in writing. The Parties shall promptly amend the Co-Promotion Agreement upon each subsequent exercise by Xencor of a  Co-Promotion Option with regard to a new Co-Promotion Candidate Product in accordance with the terms and conditions in this ARTICLE 6 and those set forth in Exhibit C attached hereto.

6.5.4 General Requirements for Co-Promotion Activities. Xencor shall not engage in any Detailing until the Co-Promotion Agreement has been executed. Xencor may not use a contract sales force to fulfill its Co-Promote obligations. Any Xencor sales representatives involved in a sales call for one or more Co-Promotion Product(s) shall devote at least [***] percent ([***]%) of such call time to the Co-Promotion Product(s). Under the Co-Promotion Agreement, Genentech shall have the sole right to control all decisions with respect to the co-promotion arrangement, including the call plans and assigned territories of Xencor sales representatives, the promotional materials to be used, the training and testing applicable to such sales representatives, and restrictions with respect to the ability of such sales representatives to Detail other products. “Co-Promote” or “Co-Promotion” means the Detailing activities assigned to Xencor in the Co-Promotion Agreement, and shall not include any Medical Affairs Activities, sale or distribution of such Co-Promotion Product in the Co-Promotion Territory by Xencor or its Affiliates. Xencor shall have the right to terminate its Co-Promotion rights and obligations for a Co-Promotion Product with [***] prior written notice to Genentech, in which case, the Parties shall reasonably cooperate to transition to Genentech, upon the effective date of such termination, all of Xencor’s Co-Promotion activities with respect to such Co-Promotion Product so as to minimize disruption to sales activity, the details of which shall be further set forth in the Co-Promotion Agreement.

6.5.5 Effect of Change in Control. If at any time prior to the exercise of a  Co-Promotion Option for a  Co-Promotion Candidate Product, a Change in Control of Xencor occurs involving one of the top twenty (20) biotechnology or pharmaceutical companies by sales revenue in the immediately preceding Calendar Year as of the effective date such Change in Control (a “Competitive Change in Control”),  Xencor’s rights under this Section 6.5 with regard to such Co-Promotion Candidate Product, including such Co-Promotion Option, shall terminate automatically as of the effective date of such Change in Control.  If a Competitive Change in Control occurs at any time after the exercise of a Co-Promotion Option for a Co-Promotion Candidate Product, Genentech shall have the option, at its sole discretion, to terminate Xencor’s Co-Promotion rights and obligations under this Section 6.5 and the corresponding Co-Promotion Agreement with regard to such Co-Promotion Candidate Product (or such product as may be thereafter referenced as a Co-Promotion Product), the details of which shall be further set forth in the Co-Promotion Agreement.

6.6 Medical Affairs. Genentech shall have the sole right and responsibility to conduct and make decisions regarding Medical Affairs Activities with respect to any Collaboration Product.  For clarity, Genentech shall retain such sole right and responsibility in the event that Xencor exercises its Co-Promotion Option.

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ARTICLE 7 Manufacturing; MATERIAL TRANSFER
7.1 Supply for Clinical Trials.

7.1.1 Xencor Initial Supply.  Xencor shall procure, until Genentech is able to supply analytically comparable XmAb24306 Product, the XmAb24306 Product for the first Phase I Clinical Trial of such Collaboration Product under the GDP and for any additional Clinical Trials mutually agreed upon by Xencor and Genentech from the Xencor Approved CMOs (“Xencor Initial Supply”).  Xencor shall use Commercially Reasonable Efforts to:

(a) work with Genentech promptly following the Effective Date to identify the actions and assistance required of Xencor by Genentech and related timelines so as to enable Genentech to utilize the Xencor Initial Supply for the intended clinical trials of Collaboration Product;

(b) supply the requirements of the XmAb24306 Product for the Xencor Initial Supply to Genentech in accordance with the terms and conditions under this Agreement and the Supply Agreement;

(c) facilitate any requested inspections and audits by Genentech of the Xencor Approved CMOs (subject to the terms and conditions of any applicable agreements between Xencor and the Xencor Approved CMOs); and

(d) subject to applicable confidentiality obligations, provide Genentech with copies of all agreements between Xencor and the Xencor Approved CMOs under which the XmAb24306 Product is manufactured.

The Parties shall execute, no later than [***] after the Effective Date, a supply agreement and related quality agreement for the Xencor Initial Supply (“Supply Agreement”), which will include customary and reasonable terms and conditions for clinical supply agreements in the industry (including a license grant, if necessary, to Xencor to perform its obligations, reasonable forecasting and ordering procedures to meet the timelines set forth in the GDP and consistent with Xencor’s existing agreements with the Xencor Approved CMOs, and remedies to address supply delays and failures); provided that any liabilities that would arise under the Supply Agreement shall be allocated between the Parties as set forth under this Agreement (including ARTICLE 14).  The Parties acknowledge and agree that the Supply Agreement shall not conflict with this Agreement.

7.1.2 Genentech Clinical Supply.

(a) Genentech, itself or through a Genentech approved CMO (including any Xencor Approved CMO), shall be primarily responsible for the Manufacture and supply of Collaboration Products in all clinical studies under the GDP other than the Xencor Initial Supply; provided, that, Genentech shall be obligated to demonstrate analytical comparability with respect to its Manufacturing of the XmAb24306 Product prior to becoming responsible for the supply of the XmAb24306 Product and, until such time as analytical comparability is demonstrated Xencor shall continue using Commercially Reasonable Efforts to procure the XmAb24306 Product for

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Development Activity purposes.  As provided in Section 7.2 below, the Parties shall cooperate so that the transfer of the Xencor Manufacturing Technology occurs in a timely manner in order to enable Genentech to Manufacture Collaboration Products.

(b) Once Genentech is Manufacturing supply of Collaboration Products, it shall use Commercially Reasonable Efforts to ensure adequate supply of all Collaboration Products in accordance with the then-current GDP other than the Xencor Initial Supply and Xencor’s supply needs with respect to any Xencor Study (for which Genentech is providing supply under the supply agreement described in the following sentence).  If Xencor conducts a Xencor Study, the Parties shall enter into (i) a separate agreement or agreements governing the supply of Collaboration Product by Genentech to Xencor for such Xencor Study at a transfer price equal to the Cost of Manufacture plus [***], and (ii) an associated quality agreement; provided, that, (1) any such supply agreement(s) shall be consistent with customary and reasonable terms and conditions for clinical supply agreements in the industry, (2) any liabilities that would arise under supply agreement(s) shall be allocated between the Parties as set forth under this Agreement (including ARTICLE 14), (3) the Parties acknowledge and agree that any such supply agreement(s) shall not conflict with this Agreement and (4) if at any time Genentech is unable to provide supplies of XmAb24306 Product necessary for any applicable Xencor Studies, Xencor shall have the right to Manufacture, or have Manufactured, such supplies through the Xencor Approved CMOs to the extent that the Manufacturing process for XmAb24306 Product remains substantially unchanged since the Effective Date.  If Genentech is using one of the Xencor Approved CMOs at such time to Manufacture Collaboration Product(s), Xencor may not exercise this right in a way that would impact Genentech’s ability to utilize such Xencor Approved CMO to Manufacture Collaboration Products; provided, that Xencor shall not be required to incur any termination penalties to comply with this final sentence of this Section 7.1.2(b).

(c) Without limiting the forgoing Sections 7.1.2(a) and 7.1.2(b), the Parties acknowledge and agree that Xencor shall have the right to serve (including through the Xencor Approved CMOs within Genentech’s network of contract manufacturing organizations) as a back-up supplier of XmAb24306 Product for so long as the Manufacturing process for XmAb24306 Product remains substantially unchanged since the Effective Date.  In furtherance of the foregoing and for so long as the Manufacturing process of XmAb24306 remains substantially unchanged since the Effective Date, Xencor will have the right to Manufacture and supply for Collaboration purposes, or for purposes of supplying the Xencor Studies, sufficient quantities of XmAb24306 Product to maintain the necessary Regulatory Approvals for Xencor and the Xencor Approved CMOs to function as suppliers of XmAb24306 and to retain its contractual relationships with the Xencor Approved CMOs.  The Parties will rely on the terms of the Supply Agreement to the extent appropriate for the supply by Xencor to Genentech of quantities of XmAb24306 Products so manufactured by Xencor for Clinical Studies, and will enter a separate agreement for commercial supply purposes, consistent with customary and reasonable terms and conditions for commercial supply agreements in the industry; provided that any liabilities that would arise under the Supply Agreement shall be allocated between the Parties as set forth under this Agreement (including ARTICLE 14).  The Parties acknowledge and agree that any such supply agreement shall not conflict with this Agreement.

7.2 Manufacturing Know-How Technology Transfer. The Parties desire that Genentech be positioned to commence the Manufacture of Collaboration Products as soon as practicable. To

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enable Genentech to commence Manufacture of Collaboration Constructs and Collaboration Products, and thereafter to enable the Parties to undertake Manufacturing in the same manner, Xencor and Genentech shall use Commercially Reasonable Efforts to perform the technology transfers set forth below:

7.2.1 Commencing within [***] after the Parties finalize a transfer plan for any Xencor Manufacturing Technology that is being used in the Manufacture of XmAb24306, including batch record summaries (to the extent available to Xencor) (the “Manufacturing Know-How” and such plan, the “Manufacturing Technology Transfer Plan”), which Manufacturing Technology Transfer Plan the Parties shall develop and mutually agree upon no later than [***] after the Effective Date, Xencor shall use Commercially Reasonable Efforts to promptly make available and transfer to Genentech, and Genentech shall use Commercially Reasonable Efforts to receive such Manufacturing Know-How solely for Genentech, its Affiliates or their CMOs to Manufacture Collaboration Constructs and Collaboration Products.  Thereafter, on an ongoing basis throughout the Term and upon Genentech’s reasonable request from time-to-time,  Xencor shall promptly transfer to Genentech any Manufacturing Know-How then in existence that has not already been disclosed or provided.

7.2.2 Following the initial transfer of Manufacturing Know-How pursuant to Section 7.2.1, as reasonably requested from time-to-time by Genentech,  Xencor shall make available to Genentech, its Affiliates or CMOs a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance (both on site and otherwise) in the transfer and demonstration of the Manufacturing Know-How that has been transferred. The cost of providing this technical assistance to Genentech will be a Development Cost.

7.2.3 Each Party shall use Commercially Reasonable Efforts to enable Genentech to obtain all necessary Regulatory Approvals or modify existing Regulatory Approvals for the Manufacture by Genentech, its Affiliates or their CMOs of Collaboration Products for use by the Parties hereunder, including by reviewing and commenting on documents to be submitted by Genentech to a Regulatory Authority at Genentech’s reasonable request. For clarity, the cost incurred by the Parties in providing any such assistance described in this Section shall be Development Costs.

7.2.4 Xencor shall provide GNE with information with respect to the XmAb24306 Product and the materials used in its Manufacture to the extent reasonably necessary for registering Genentech’s selected facility for the XmAb24306 Product and to otherwise enable Genentech to expeditiously as possible commence the Manufacture of the XmAb24306 Product.

7.3 Commercial Supply. Genentech shall be solely responsible for the Manufacturing of Collaboration Products for commercial supply.
7.4 Manufacturing Costs and Related Costs.

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7.4.1 Costs and expenses associated with the transfer of the Xencor Manufacturing Technology under Section 7.2 shall be borne by the Party incurring the expense, except for those costs specified as Development Costs in Sections 7.2.2 and 7.2.3.

7.4.2 Manufacturing costs for Collaboration Products used in a particular study or Clinical Trial shall be included in the Development Costs (as and to the extent applicable under Section 1.54(d))  for such study or clinical trial.

7.5 Collaboration Product Warranties.  Each Party represents and warrants that all Collaboration Products supplied or procured by such Party for use in Clinical Studies under this Agreement shall be Manufactured or procured by such Party: (a) to meet the applicable specifications, (b) in accordance with cGMPs; and (c) in accordance with all applicable laws (including regulations and Regulatory Authority requirements).  Each Party represents and warrants that no such Collaboration Product supplied or procured by such Party shall at the time it leaves such Party’s control to be used in Clinical Studies shall be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act (the “Act”), or any similar law of any other jurisdiction, or (b) an article which may not, under the provisions of the Act, or any similar law of any other jurisdiction be introduced into interstate commerce.

ARTICLE 8 FINANCIAL TERMS

8.1 Upfront Payment.  Genentech shall pay to Xencor a one-time, non-refundable, non-creditable upfront payment of one hundred twenty million Dollars ($120,000,000) no later than thirty (30) days after the Effective Date.

8.2 Milestone Payments.
8.2.1 Genentech shall pay to Xencor the milestone payments set forth below:

(a) [***] Dollars ($[***]) upon Initiation by or on behalf of Genentech of the [***] for each Collaboration Product that contains or comprises a Collaboration Construct that was Researched under a  Research Plan; and

(b) [***]Dollars ($[***]) upon the Initiation by or on behalf of Genentech of each of the [***] each Collaboration Product.

For clarity, the milestone payments set forth in Section 8.2.1(a) shall only be paid once for each Collaboration Product that contains or comprises a Collaboration Construct that was Researched under a  Research Plan.

For clarity, the milestone payments under Section 8.2.1(b) are payable [***] and up to [***] for each Collaboration Product.

In no event shall the cumulative amounts payable under Section 8.2.1(b)  exceed one hundred sixty million Dollars ($160,000,000) per Collaboration Product.

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8.2.2 Genentech shall notify Xencor in writing within [***] following the achievement of each milestone event described in Section 8.2.1, and shall make the appropriate milestone payment within [***] after receipt of an invoice from Xencor regarding the achievement of such milestone event. Each invoice shall identify the milestone event triggering the payment obligation and the Collaboration Product achieving such milestone event.

8.3 Development Costs.

8.3.1 Development Costs Relating to GDP Development Activities.  Development Costs incurred by the Parties for Collaboration Products in accordance with this Agreement shall be shared in accordance with the Collaboration Allocation.

8.3.2 Development Costs Relating to Xencor Studies.  Xencor shall fund one hundred percent (100%) of the costs and expenses for Xencor Studies as set forth in Section 4.6.4.  In the event Genentech obtains Marketing Authorization for a Collaboration Product in an Indication using efficacy data arising out of a Xencor Study, then if Genentech has not previously reimbursed Xencor for its costs and expenses for the conduct of such Xencor Study pursuant to Section 4.8, then Genentech shall reimburse Xencor for such costs and expenses as set forth in Section 4.8 as if Genentech elected to use such efficacy data arising out of such Xencor Study in support of the filing of the associated MAA.  For clarity, Genentech shall not owe any milestone payments under Section 8.2 with respect to the Collaboration Product for which Genentech obtains Marketing Authorization in an Indication based on the efficacy data arising out of a Xencor Study.

8.3.3 Development Costs and Reconciliation; Budget Notice.

(a) Each Party shall report to the other Party, within [***] after the end of each Calendar Quarter, the Development Costs incurred by such Party during such Calendar Quarter.  Such report shall specify in reasonable detail (including supporting documentation, as appropriate) all amounts included in such Development Costs during such Calendar Quarter (broken down by activity), and any FTE Costs and out-of-pocket costs shall be allocated to the extent possible to a specific activity in the GDP. The Parties shall seek to resolve any questions related to such reports within [***] following receipt by each Party of the other Party’s report hereunder.  Following such resolution, Genentech shall prepare a reconciliation report for the Development Costs for such Calendar Quarter and shall either (a) deliver an invoice to Xencor for any amounts due to Genentech as a result of reconciliation or (b) notify Xencor that it should issue an invoice to Genentech, if the Development Costs incurred by Xencor for such Calendar Quarter exceed Xencor’s portion of the Collaboration Allocation of the total Development Costs incurred by the Parties.  Payment by either Party shall be due [***] after receiving an invoice from the other Party based off the reconciliation report for the Development Costs for such Calendar Quarter.

(b) Each Party shall promptly notify the other Party in writing when it reasonably anticipates that the then-current GDP Budget will be exceeded in any Calendar Quarter by [***] percent ([***]%) or more.

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8.3.4 Failure to Pay Development Cost Reconciliation Payment.  In the event that Xencor fails to pay its share of undisputed GDP Development Costs when due, and [***] following written notice from Genentech regarding such missed payment, Xencor has still not remitted its undisputed reconciliation payment, Genentech may elect, by providing written notice to Xencor, a Royalty Conversion and the provisions of Section 8.4.3(b) shall apply as if Xencor elected a Royalty Conversion.  In addition to the terms of Section 8.4.3(b), upon the date of such notice of a Royalty Conversion under this Section 8.3.4, all rights of Xencor to propose and Conduct any new Xencor Studies as set forth in Section 4.6 shall terminate, and the Parties will discuss how to best wind-down or transition to Genentech any Xencor Studies that have already been Initiated.  In the event of any disputed payments, (i) the undisputed amounts shall remain payable in accordance with this Section 8.3.4 (even after a Royalty Conversion has occurred),  and (ii) the disputed amounts shall be subject to prompt resolution by the Parties in accordance with Sections 8.10 and 8.11.  Subject to the prior sentence and final determination as to whether there are undisputed amounts unpaid prior to Genentech issuing the Royalty Conversion Notice, starting with the date of the Royalty Conversion Notice; provided that once the disputed amounts have been resolved, if Xencor fails to pay any amounts determined to be owed to Genentech when due, then Genentech may, prior to Xencor making such payment, effect a Royalty Conversion as set forth in this Section above as if such amounts are undisputed amounts.  For clarity, nothing in this Section 8.3.4 shall limit Genentech’s right pursuant to Section 8.5 to offset from future royalty payments to Xencor any unpaid portion of Xencor’s share of the GDP Development Costs incurred prior to a Royalty Conversion Notice.

8.4 Profit or Loss Share.    For so long as there is a sale of a Collaboration Product in the prior Calendar Quarter, the terms and conditions of this Section 8.4 shall govern each Party’s rights and obligations with respect to Net Profits and Net Losses relating to Collaboration Products (other than Royalty Products).  Subject to this Section 8.4, Net Profits and Net Losses with respect to each Collaboration Product shall be shared by the Parties in accordance with the Collaboration Allocation.  [***] Genentech is solely responsible for Launch Costs.

8.4.1 Profit/Loss Split Reports and Payments; Budget Notice.

(a) In the event that this Section 8.4  applies, each Party shall report to the other Party within [***] after the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale in the Territory of a Collaboration Products occurs, with regard to the elements of the Net Profit/Net Loss calculation, including Net Sales (and the calculation thereof showing deductions taken with respect thereto) and Allowable Expenses incurred by such Party during such Calendar Quarter.  Such report shall specify in reasonable detail all deductions allowed and taken in the calculation of Net Sales and all expenses included in Allowable Expenses. Within [***] after receipt of such reports, Genentech shall provide a consolidated financial statement setting forth the Net Profit or Net Loss for the Calendar Quarter.

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The following remittances shall be paid within [***] after Genentech has provided the consolidated financial statement:

(i) If there is a Net Profit for such Calendar Quarter, then Genentech shall pay to Xencor an amount equal to (i) Xencor’s portion of the Collaboration Allocation of the Net Profit for such Calendar Quarter, plus (ii) the Allowable Expense, if any, incurred by Xencor in such Calendar Quarter as described by the Settlement Amount Due in Exhibit D; or

(ii) If there is a Net Loss for such Calendar Quarter, then the Party that has borne less than their share of the Allowable Expenses in excess of Net Sales in such Calendar Quarter shall make a reconciling payment to the other Party so that Xencor bears its portion of the Collaboration Allocation of such Allowable Expenses in excess of Net Sales and Genentech bears its portion of the Collaboration Allocation of of such Allowable Expenses in excess of Net Sales during such Calendar Quarter as described by the Settlement Amount Due in Exhibit D.

(b) Each Party shall promptly notify the other Party in writing when it reasonably anticipates that the then-current budget in the Commercialization Plan will be exceeded in any Calendar Quarter by [***] percent ([***]%) or more.

8.4.2 FTE Records and Calculations.  Each Party shall record and account for its FTE effort to the extent that such FTE efforts are included in Development Costs or Allowable Expenses that are, or may in the future be, shared under this Agreement.  Each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such Party, unless other procedures are set forth in the Co-Promotion Agreement, in which case such other procedures shall be applied equally to both Parties to the extent set forth in the Co-Promotion Agreement.

8.4.3 Collaboration Allocation Adjustment and Opt-Out Royalty Conversion From Net Profit / Net Loss.

(a) Collaboration Allocation Adjustment.  If Xencor no longer desires to continue participating in the sharing in Development Costs and Net Profits and Net Losses pursuant to Sections 8.3 and 8.4 at the then current Collaboration Allocation, then Xencor shall have a  one-time option to adjust the Collaboration Allocation down in multiples of [***] but to no less than [***],  by giving written notice to Genentech; provided, that,  (i) Xencor shall not have the option to make such an adjustment for a period of [***] following receipt of a milestone payment under Section 8.2.1(b), (ii) [***], and (iii) the one-time adjustment option shall not limit Xencor’s right to elect a Royalty Conversion at any time thereafter.  For clarity, a reduction in the Collaboration Allocation shall be reflected in all Net Profit / Net Loss calculations following the effective date of the reduction.

(b) Opt-Out Royalty Conversion.  [***], Xencor shall have the right, by providing written notice to Genentech, to convert the right to share in Development Costs and Net Profits and Net Losses pursuant to Sections 8.3 and 8.4 to a right to reasonable payments in connection with Collaboration Products in accordance with this Section

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8.4.3(b) (“Royalty Conversion”); provided, that, (i) Xencor shall not have the right to make a Royalty Conversion for a period of [***] following receipt of a milestone payment under Section 8.2.1(b),  and (ii) the effective date of a Royalty Conversion shall not be earlier than [***].  Upon the date of such notice of a Royalty Conversion (“Royalty Conversion Notice”), the following terms shall apply:

(i) Genentech shall have the sole and exclusive rights to Develop any and all Collaboration Products, and all Development rights and licenses granted to Xencor in any and all Collaboration Products under this Agreement shall terminate accordingly, in all cases except with respect to Xencor Studies, which Xencor shall continue to have the right to conduct as and to the extent set forth in Section 4.6;

(ii) Genentech shall have the sole and exclusive rights to Commercialize any and all Collaboration Products and all Commercialization rights and licenses granted to Xencor in any and all Collaboration Products (including any and all Co-Promote Options with respect to such Collaboration Products) shall terminate, and if Xencor previously exercised a Co-Promotion Option with respect to a Collaboration Product, the Parties will cooperate to promptly transition to Genentech all of Xencor’s Co-Promotion activities with respect to such Collaboration Product, after which any Co-Promotion by Xencor with respect to such Collaboration Product shall immediately terminate;

(iii) the JCC, if established pursuant to Section 2.4, shall automatically be disbanded [***] (or such longer period as the Parties mutually agree) from the date of the Royalty Conversion Notice, and Section 2.7 shall apply;  and

(iv) Net Profits/ Net Losses shall no longer be shared by the Parties (as may have been adjusted as set forth in Section 8.4.3(a)), Xencor shall no longer be responsible for any Development Costs or Allowable Expenses, and any Development Costs or Allowable Expenses shall be the sole responsibility of Genentech; and

(v) Xencor shall instead receive, as its sole future financial consideration in connection with Collaboration Products, commercially reasonable royalty payments from Genentech on Net Sales of Royalty Products based on a royalty rate [***] The Parties shall negotiate such consideration in good faith for a minimum of [***] (or such longer period as otherwise mutually agreed by the Parties) following delivery of such notice.  If the Parties are unable to agree on the consideration following such good faith negotiations, either Party may submit the dispute (including any disagreement over any unpaid milestones) to “baseball” style arbitration pursuant to Section 15.5.  Once the consideration is determined, the Parties shall amend this Agreement to reflect the royalty rate, milestones (if any), related payment terms and conditions, and the effective date of the Royalty Conversion.

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(c) In the event that Genentech makes an [***] Decision and advances a Targeted Collaboration Construct into Development following the end of the Research Term and prior to [***] (a “Post Research Term Construct”), it shall provide notice thereof to Xencor, and Xencor shall have the option to either share the Net Profit and Net Losses with respect to Collaboration Products containing or comprising such Post Research Term Construct in the Collaboration Allocation pursuant to Section 8.4 or to opt for a  Royalty Conversion pursuant to Section 8.4.3(b) with respect to such Post Research Term Construct and Collaboration Products containing or comprising such Post Research Term Construct.    If Xencor elects to opt for a Royalty Conversion for such Post Research Term Construct, the Parties will amend this Agreement to reflect the royalty (and milestones, as appropriate) and other related terms for such Post Research Term Construct.  If Xencor elects to share the Net Profit and Net Losses with respect to Collaboration Products containing or comprising such Post Research Term Construct or Xencor fails to make an election within [***] of such notice, such Post Research Term Construct and Collaboration Products containing or comprising such Post Research Term Construct shall be included as a Collaboration Construct and Collaboration Products under this Agreement, subject to all applicable terms and condition of this Agreement, including sharing the Net Profit and Net Losses pursuant to Section 8.4.  In such event, Xencor shall then firewall the Post Research Term Construct program from any internal program or any program it has partnered with a Third Party that targets IL-15 for the same Indication or targets the same Research Target as the Post Research Term Construct, ensuring that individuals working on such programs will have no access under this Agreement to the Research Plan, the GDP, any information received by Xencor pursuant to ARTICLE 2 or the Committees or Joint Project Teams established thereunder, ARTICLE 5, ARTICLE 6, or ARTICLE 7, any Program IP, any intellectual property rights licensed or arising under this Agreement, any Program Confidential Information, or any Confidential Information of Genentech.

8.5 Mode of Payment.  All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount from a bank in the United States to such bank account in the United States as set forth below and as the receiving Party may from time to time modify by notice to the paying Party.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or sublicensee’s standard conversion methodology consistent with applicable Accounting Standards.  Each Party shall have the right to offset any expense that is owed by the other Party but not paid against any payments owed by such first Party, if any, under this Agreement.

Xencor

[***]

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Genentech

[***]

8.6 Accounting Procedures.  For purposes of determining Development Costs, Allowable Expenses, Launch Costs, Sales or Net Sales, any expense allocated by either Party to a particular expense category of Development Costs, Allowable Expenses, Launch Costs, Sales or Net Sales shall not also be allocated to another category under Development Costs, Allowable Expenses, Launch Costs, Sales or Net Sales.  Each Party shall determine Development Costs, Allowable Expenses, Launch Costs, Sales and Net Sales using its standard Accounting Standards, consistently applied, to the maximum extent practicable as if the Collaboration Products were a solely-owned product of the Party (provided that the application of such procedures results, on balance, in outcomes that are fair and equitable to both Parties taking into consideration the interests of both Parties as reflected in this Agreement).  The Parties also recognize that such procedures may change from time to time and that any such changes may affect the calculation of Development Costs, Allowable Expenses, Launch Costs, Sales, Net Sales, and such other expenses.  Where the change is or would be material to the other Party, the Party proposing to make the change shall provide the other Party with an explanation of the proposed change and an estimation of the effect of the change on the relevant cost or expense category.  The Parties shall use good faith efforts to negotiate any resulting changes to this Agreement so as to preserve as closely as reasonably possible the Parties’ respective economic interests under this Agreement.  Transfers between a Party and its Affiliates (or between such Affiliates) shall not have any effect for purposes of calculating Development Costs, Allowable Expenses, Launch Costs, Sales, Net Sales, or other payments or expenses under this Agreement.

8.7 Taxes.

8.7.1 Each Party will make all payments to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

8.7.2 Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Party making the payment on behalf of the Party receiving the payment to the appropriate Governmental Authority, and payor will furnish payee with proof of payment of such Tax.

8.7.3 Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or any similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

8.7.4 Solely for purposes of this Section 8.7,  “Tax” or  “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto).

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8.7.5 To the extent the activities of the Parties under this Agreement result in the recognition of a partnership for non-U.S. Tax purposes, the Parties agree that any non-U.S. Tax imposed at the level of the partnership on its profit (not including Tax required to be withheld to satisfy a Party’s own income tax obligation) shall be allocated and borne by the Parties according to the partnership profit allocation under the respective applicable tax law.

8.7.6 To the extent attributable to any activities in the United States, the Parties hereby agree to treat the activities giving rise to Net Profits or Net Losses in the United States as a partnership (the “U.S. Territory Partnership”) for U.S. federal and state income Tax purposes between Genentech and Xencor upon receipt of the first Marketing Authorization in the United States for a Collaboration Product. Genentech shall act as the Tax Representative for the U.S. Territory Partnership. The designation of Tax Representative for such partnership will be effective only for activities conducted by the Parties pursuant to this Section 8.7.6. In performing its responsibilities, the Tax Representative shall consider the interests and requests of both Parties, and except as noted in Section 8.7.8 below, the Tax Representative will not make any tax elections or take any other material actions affecting tax matters of the U.S. Territory Partnership without obtaining the prior written concurrence of Xencor, with any disagreements over tax matters resolved by the Alliance Managers or their designees.

8.7.7 To the extent attributable to any activities outside the United States, the Parties hereby agree to treat the activities giving rise to Net Profits or Net Losses outside the United States as required under the applicable law of the relevant jurisdiction (the “Ex-U.S. Territory Activities”). For each jurisdiction, Roche and Xencor shall designate either itself or a relevant Affiliate with respect to the Ex-U.S. Territory Activities. For the avoidance of doubt, the Ex-U.S. Territory Activities shall be separate and distinct from the U.S. Territory Partnership.

8.7.8 The Parties hereby agree that one hundred percent (100%) of any deductions for Tax purposes attributable to amounts paid or incurred by Genentech pursuant to Section 8.1 and Section 8.2 shall be deductible or amortizable solely by Genentech. All Tax returns reflecting any such amounts shall be filed consistent with the foregoing. After the point in time that Genentech and Xencor are considered to have formed a partnership for U.S. federal and state income Tax purposes, allocations of all amortization and depreciation with respect to each asset treated as contributed, as well as any gain reflecting date-of-contribution built-in gain, shall be allocated to the Party treated as contributing such asset. This provision is intended to address issues that arise under section 704(c) of the Code and it is not intended to alter the economic arrangement of the Parties.

8.7.9 For every other purpose besides the preparation and reporting of partnership income tax returns, the Parties understand and agree that their legal relationship to each other under Applicable Law with respect to all activities is as set forth in Section 17.8. Notwithstanding the above, nothing in this Section 8.7.9 shall preclude either Party from filing a U.S. income tax return, or prevent a Party from taking a position in an audit or similar dispute with a Tax authority that is in agreement with such Tax authority.

8.8 Financial Records. Each Party shall, and shall cause its Affiliates and sublicensees to, keep complete and accurate books and records pertaining to Development Costs, Net Sales, and

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other elements in the calculation of Net Profits/Net Losses (including Allowable Expenses), as applicable, and Development of Collaboration Products, including books and records of actual expenditures with respect to the GDP Budgets, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement.  Such books and records shall be retained by such Party and its Affiliates and sublicensees until the later of (a) [***] after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

8.9 Interest on Late Payments.  Except as set forth in Section 8.4.3, if any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] basis points above EURIBOR or what is permissible by law, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

8.10 Audit.  At the request of the other Party, each Party shall, and shall cause its Affiliates to, permit an independent auditor designated by the other Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.8 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (a) be conducted for any Calendar Quarter more than [***] after the end of such quarter, (b) be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed an underpayment with respect to such period) or (c) be repeated for any Calendar Quarter, except in each case as a subsequent “for cause” audit may require, including in connection with any allegation that Xencor has not paid for its portion of applicable Development Costs or Allowable Expenses.  Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [***] from the reported amounts, in which case the audited Party shall bear the cost of the audit.  Unless disputed pursuant to Section 8.11 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.9, at a rate of  or (y) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed by the auditing Party.

8.11 Audit Dispute.    In the event of a dispute with respect to any audit under Section 8.10,  Xencor and Genentech shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], either Party may submit the dispute for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Arbitrator”).  The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Arbitrator shall determine.    Not later than [***] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.9 or the auditing Party shall reimburse the excess payments, as applicable.

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8.12 Confidentiality.    The receiving Party shall treat all information subject to review under this ARTICLE 8 in accordance with the confidentiality provisions of ARTICLE 11 and the Parties shall cause the Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 9 Licenses
9.1 Licenses to Genentech.

9.1.1 Xencor hereby grants to Genentech an exclusive license, sublicenseable solely as provided in Section 9.2, under the Xencor IP and Xencor’s rights in the Program IP to (i) make, use, and import Non-targeted Collaboration Constructs,  Non-targeted Collaboration Products, Initial Targeted Collaboration Constructs, and Initial Targeted Collaboration Products, alone or for use in combination with a Combination Agent, and (ii) sell and offer for sale Non-targeted Collaboration Products and Initial Targeted Collaboration Products, alone or for use in combination with a Combination Agent, in each case of (i) and (ii), in the Field in the Territory.    For clarity, Xencor does not have the right to sell or offer for sale Non-targeted Collaboration Constructs and Initial Targeted Collaboration Constructs (in each case that are not within Termination Products).

9.1.2 Xencor hereby grants to Genentech a non-exclusive license, sublicenseable as provided in Section 9.2, under the Xencor IP and Xencor’s rights in the Program IP to (i) make, use, and import Subsequent Targeted Collaboration Constructs and Subsequent Targeted Collaboration Products, alone or for use in combination with a Combination Agent, and (ii) sell and offer for sale Subsequent Targeted Collaboration Products, alone or for use in combination with a Combination Agent, in each case of (i) and (ii), in the Field in the Territory following the [***] after the Research Term.

9.2 Genentech Sublicense Rights.
9.2.1 Subject to Section 9.2.3 below, Genentech may exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates.

9.2.2 Genentech may sublicense the rights granted to it under Section 9.1 to one (1) or more Third Parties  (including Chugai); provided, that, Genentech may not grant any Third Party the right to both Develop and Commercialize any Collaboration Product in the U.S. or the Major European Countries until the [***] of the First Commercial Sale of a Collaboration Product in each such country.  Subject to Sections 9.2.3 and 9.7, Genentech may grant a limited sublicense to subcontractors engaged in accordance with Section 9.7 solely for the purpose of performing the subcontracted tasks and obligations.

9.2.3 Genentech shall remain directly responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, subcontractors or sublicensees. Genentech shall ensure that any such delegation, subcontracting or sublicensing is done in accordance with the terms of Section 9.7.

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9.3 Licenses to Xencor.

9.3.1 Research and Development License.  Genentech hereby grants to Xencor a royalty-free, non-exclusive, sublicenseable solely as provided in Section 9.4, non-transferable license under (i) the Genentech IP (other than the Excluded Patents), (ii) Program IP, and (iii) the Xencor IP (to the extent exclusively licensed to Genentech), in each case solely to perform Xencor’s obligations, or exercise Xencor’s rights, under this Agreement.

9.3.2 License for Co-Promotion Activities.  During any period in which Xencor is engaging in Co-Promotion under this Agreement, Genentech agrees to grant and hereby grants Xencor a co-exclusive (with Genentech, its Affiliates and sublicensees) non-sublicenseable, non-transferable license under the Co-Promotion IP Rights, solely to perform Xencor’s obligations and exercise its rights under the Commercialization Plan and Co-Promotion Agreement.

9.4 Xencor Sublicense Rights to Subcontractors.
9.4.1 Subject to Section 9.4.3 below, Xencor may exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates.

9.4.2 Subject to Sections 9.4.3 and 9.7, Xencor may grant a limited sublicense under the license granted to Xencor in Section 9.3.1 to subcontractors engaged in accordance with Section 9.7 solely for the purpose of performing the subcontracted tasks and obligations under this Agreement.

9.4.3 Xencor shall remain directly responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, subcontractors or sublicensees and shall ensure that that such delegation, subcontracting or sublicensing is done in accordance with the terms of Section 9.7.

9.5 No Implied Licenses; Retained Rights.

9.5.1 Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any trademarks, patents or patent applications, know-how, or other intellectual property rights owned or Controlled by the other Party.  For clarity, an exclusive license granted to a Party under any particular patent rights or Know-How Controlled by the other Party shall confer exclusivity to the Party obtaining such license only to the extent the Party granting such license Controls the exclusive rights to such Patent Rights or Know-How.

9.5.2 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Party to make available any particular intellectual property rights that are not necessary to perform a Parties’ obligations and exercise its rights under this Agreement with respect to IL-15 or a Research Target or Collaboration Construct or Combination Agent that was included in a mutually agreed Research Plan or GDP (i.e., a Research Plan or GDP approved without the exercise of a Party’s decision-making authority) and any such intellectual property rights are expressly excluded from the subject matter licensed under this Agreement.

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9.6 Exclusivity.
9.6.1 Exclusivity.

(a) During the Term, Xencor shall not research, develop, manufacture or commercialize, or enable or facilitate any Third Party to research, develop, manufacture or commercialize, any Non-targeted Collaboration Constructs, Non-targeted Collaboration Products, Initial Targeted Collaboration Constructs, and Initial Targeted Collaboration Products other than pursuant to and in accordance with this Agreement.

(b) During the Research Term, Xencor shall not research, develop, manufacture or commercialize, or enable or facilitate any Third Party to research, develop, manufacture or commercialize, any construct that contains IL-15 and at least one Fv Domain that specifically binds to a Target, other than pursuant to and in accordance with this Agreement.

(c) During the Research Term and for [***] thereafter,  Xencor shall not research, develop, manufacture or commercialize, or enable or facilitate any Third Party to research, develop, manufacture or commercialize, any construct that contains IL-15 and at least one Fv Domain that specifically binds to a Research Target, other than pursuant to and in accordance with this Agreement.

(d) During the Term, GNE shall not research, develop, manufacture or commercialize, or enable or facilitate Genentech or its Affiliates (other than GNE) or any Third Party to research, develop, manufacture or commercialize, any Non-targeted Collaboration Construct or Non-targeted Collaboration Product, other than pursuant to and in accordance with this Agreement.

(e) During the Research Term and for [***] thereafter, GNE shall not research, develop, manufacture or commercialize, or enable or facilitate Genentech or its Affiliates (other than GNE) or any Third Party to research, develop, manufacture or commercialize, any construct that contains IL-15 and at least one Fv Domain that specifically binds to a Research Target, other than pursuant to and in accordance with this Agreement.

(f) During the Research Term and [***] thereafter,  Genentech shall ensure that no [***] shall (i) perform any work under the Research Plan, (ii) serve or attend any Committee meetings, (iii) obtain access to Xencor Confidential Information, or (iv) otherwise provide any services in connection with this Agreement; except for senior executives involved in their decision making capacity in the routine course.

(g) Nothing in Sections 9.6.1(d), 9.6.1(e) or 9.6.1(f) shall limit in any way the Global Function’s ability to research, develop, manufacture, or commercialize [***], in each case that are not the subject of research, development, or manufacture utilizing any Xencor Confidential Information.  [***]

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[***].

(h) Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing herein shall prohibit either Party from conducting, at any time during the Term, internal research and preclinical development for benchmarking purposes on any constructs that are owned or controlled by a Third Party at the time of such research or preclinical development.

9.7 Subcontractors.  Except with respect to any sales force Xencor has elected to assume in exercise of a Co-Promote Option to perform its Co-Promotion obligations under this Agreement, the Parties shall have the right to engage subcontractors for purposes of conducting Research, Development, and Commercialization activities assigned to it under any Research Plan, the GDP,  or the Commercialization Plan, as applicable.  Each Party will (a) require that such subcontractor operates in a manner consistent with this Agreement, (b) remain at all times fully liable for its respective responsibilities, and such Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such subcontractor, for any obligation or performance hereunder prior to proceeding directly against the Party who engaged such subcontractor, and (c) the Parties will make reasonable efforts to share, through the JRC, JDC, or JCC, as applicable, information regarding any prior experience with specific subcontractors that are anticipated to be engaged to perform work under this Agreement. Each Party shall enter into a written agreement with all subcontractors, where such agreement ensures that (i) any subcontractor engaged by such Party pursuant to this Section 9.7 is bound by written obligations of confidentiality and limited-use consistent with this Agreement, and (ii) such Party obtains ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Know-How and Patents that are developed by such subcontractor in the performance of such agreement and are reasonably necessary or useful to Research, Develop, Manufacture or Commercialize Collaboration Constructs or Collaboration Products.  For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) shall not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such subcontractor or its Affiliates unless such improvements are reasonably necessary to Research, Develop, Manufacture or Commercialize those Collaboration Products with respect to which such subcontractor or its affiliate conducted its activities under such subcontractor agreement.

9.8 Potential In-Licenses.

9.8.1 The Parties acknowledge that, during the Term, the Parties may determine that Research, Development, Manufacture or Commercialization of any Collaboration Constructs or Collaboration Products (alone or for use in combination with one or more Combination Agent(s)) may require or benefit from a license acquired or entered into after the Effective Date with respect to additional Patents or Know-How of Third Parties (a “Potential In-License”).  [***]

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[***]  Notwithstanding the foregoing, if the other Party obtain rights under such Third Party license to the Third Party’s intellectual property or Know-How to Research, Development, Manufacture or Commercialize a Collaboration Construct or Collaboration Product, then any future payment to such Third Party pursuant to such license shall be considered an Allowable Expense.

9.8.2 If a Party does not approve a Potential In-License, then the other Party may proceed to enter into such Potential In-License, provided that (i) such Potential In-License will not be deemed to be a Collaboration In-License hereunder, (ii) the Patents and Know-How in-licensed under such Potential In-License will not be deemed Xencor Patents or Xencor Know-How (as applicable) or Genentech Patents or Genentech Know-How (as applicable) and will not be deemed “Controlled” for purposes of this Agreement, (iii) each Party will have the right to enter into such Potential In-License, but no payments thereunder shall be Third Party IP Payments, and (iv) the other Party is not afforded protections or benefits under this Agreement with respect to any Patents or Know-How obtained under such Potential In-License.

9.8.3 Neither Party will negotiate for or agree to economic terms in any such Potential In-License in a manner that (i) results in the fees, royalties, milestones or other remuneration payable thereunder with respect to the other Party being disproportionately higher than the amounts payable with respect to other (sub)licensees, or (ii) discriminates against the other Party versus Third Parties in connection with such Potential In-License, including by way of identity of the (sub)licensee or the field or territory available for (sub)license.

ARTICLE 10 Intellectual Property; Ownership

Except as otherwise set forth under Sections 3.4 and 4.2.3, this Article 10 shall apply to all intellectual property in relation to this Agreement as set forth below:

10.1 Disclosure of Inventions. Each Party shall promptly disclose to the other Party, [***]

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[***].

10.2 Ownership of Intellectual Property.    As between the Parties, ownership of any and all Know-How and other intellectual property (together with all Patents and other intellectual property rights therein) developed, conceived, or reduced to practice in the course of conducting activities pursuant to this Agreement shall follow inventorship of such intellectual property rights as determined in accordance with U.S. patent laws; except as follows:

10.2.1 Xencor. As between the Parties, Xencor shall solely own (a) the Xencor IP (other than Program IP) and (b) Xencor Core Inventions;
10.2.2 Genentech. As between the Parties, Genentech shall solely own (a) the Genentech IP (other than Program IP) and (b) Genentech Core Inventions; and
10.2.3 Program. [***].

[***].

10.3 Assignments.

10.3.1 Xencor.    Xencor shall require all of its employees, contractors and agents, and any Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Xencor any Know-How and other intellectual property (together with all Patents and other intellectual property rights therein) developed, conceived, or reduced to practice by such employees, contractors or agents or Third Parties; provided, that, in the case of any such Third Parties, to the extent that an assignment of such intellectual property cannot be obtained, then licenses sufficient to enable the Development, Commercialization and Manufacturing of Collaboration Constructs and Collaboration Products hereunder shall satisfy the obligations of this Section 10.3.1.  [***].

10.3.2 Genentech.  Genentech shall require all of its employees, contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Genentech Know-How and other intellectual property (together with all Patents and other intellectual property rights

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therein) developed, conceived, or reduced to practice by such employees, contractors or agents or Affiliates or Third Parties; provided, that, in the case of any such Third Parties, to the extent that an assignment of such intellectual property cannot be obtained, then licenses sufficient to enable the Development, Commercialization and Manufacturing of Collaboration Constructs and Collaboration Products hereunder shall satisfy the obligations of this Section 10.3.2.   Genentech hereby assigns to Xencor any and all rights, title, or interest that Genentech may have in any Xencor Core Invention and [***].

10.3.3 Cooperation.    Xencor and Genentech shall reasonably cooperate with each other to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording documents.

10.4 Prosecution and Maintenance.

10.4.1 Xencor Controlled Prosecution and Maintenance.  As between the Parties, Xencor shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Xencor IP as follows:

(a) Xencor Patents (including Xencor Product Patents). [***]
(b) Xencor Fc Patents. [***]

10.4.2 Genentech Controlled Prosecution and Maintenance.  As between the Parties, Genentech shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Genentech IP and Program IP as follows:

(a) Genentech Patents (including Genentech Product Patents). [***]
(b) Program Patents. [***].

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(c) Patent Term Extensions. Notwithstanding the foregoing and as between Xencor and Genentech, [***].
10.4.3 Review and Comment.
(a) Xencor Patents (including Xencor Product Patents). [***]
(b) Program Patents and Genentech Patents (including Genentech Product Patents). [***]

10.4.4 Prosecution Step-in Rights.  In the event that a Party elects not to engage in Prosecution and Maintenance (or not to continue Prosecution and Maintenance, including filing a Patent claiming priority to a Patent prior to its issuance, or, in the case of foreign deadlines for filing divisionals, prior to such deadline) of any [***],  the abandoning Party will notify the other Party at least [***] before any such Patent would become abandoned, no longer available or otherwise forfeited, and such other Party will have the right (but not the obligation), at such other Party’s sole discretion, and sole responsibility for all applicable costs, to bear responsibility for Prosecution and Maintenance for such Patent in the name of the abandoning Party (which right will include the right to file additional Patents claiming

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priority to such Patent).  In such event, the other Party will, upon such abandoning Party’s reasonable request, consult with such abandoning Party, on the status of its Prosecution and Maintenance activities, and furnish such abandoning Party, copies of documents related to the Prosecution and Maintenance of such Patents.    For clarity, this section does not apply to patent term extensions as set forth in Section 10.4.2(c).

10.4.5 Terminal Disclaimer Filing. The Parties understand and agree that the value of the patent term lost by the filing of a terminal disclaimer in the U.S. [***]

10.5 Inventorship; Exclusive Dispute Resolution Process.  The determination of inventive contribution by or on behalf of Xencor or Genentech with respect to Inventorship for purposes of determining ownership as set forth in Section 10.2 shall be made in accordance with the laws of inventorship under U.S. patent Law (“Inventorship”).  In the event of a Dispute between Xencor and Genentech over Inventorship of Program IP, Xencor and Genentech shall, notwithstanding anything to the contrary in ARTICLE 16, refer such Dispute to a mutually acceptable neutral outside patent counsel to determine Inventorship and shall use all reasonable efforts to do so in an efficient and expedient manner.  Xencor and Genentech agree that the decision rendered by such outside patent counsel shall be the sole, exclusive and binding resolution and remedy between them regarding such Dispute, and Xencor and Genentech shall share equally the fees and expenses of the outside patent counsel in resolving such Dispute.

10.6

CREATE Act.  It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in Public Law 108-53 (the “Create Act”).  In the event that either Genentech or Xencor intends to overcome a rejection of a claimed invention within the Xencor IP, Genentech IP, or Program IP pursuant to the provisions of the Create Act under this Agreement, such Party shall first obtain the prior written consent of the other Party.  Following receipt of such written consent, Xencor and Genentech shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC § 102(c) and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Research Program activities).

10.7 Quarterly IP Meetings.    Xencor and Genentech shall meet on a quarterly basis (“Quarterly IP Meeting”) unless otherwise agreed upon in writing to discuss intellectual property strategy and Prosecution and Maintenance of Xencor Patents (including Xencor Product Patents), Xencor Fc Patents, Genentech Patents (including Genentech Product Patents), and Program Patents.  At each Quarterly IP Meeting, Xencor and Genentech will each be represented by at least one (1) representative who has knowledge of and control of each respective party Prosecution and Maintenance.

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10.8 [***.]
10.9 Enforcement Rights for Infringement by Third Parties.

10.9.1 Xencor and Genentech shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any [***] through the manufacture, use, offer for sale, sale or importation of a product, or any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions alleging the invalidity, unenforceability or non-infringement of any [***].  Xencor and Genentech shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any [***] through the manufacture, use, offer for sale, sale or importation of a product, or any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions alleging the invalidity, unenforceability or non-infringement of any [***].

10.9.2 Genentech shall have first the right but not the obligation to bring and control any legal action in connection with any Patent Infringement at its own expense as it reasonably determines appropriate.  Xencor shall cooperate with Genentech in connection with any such legal action (as may be reasonably requested by Genentech and at Genentech’s expense), including, if necessary, by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.  In connection with any such proceeding, Genentech shall not enter into any settlement admitting the invalidity of, or otherwise impairing Xencor’s rights in, the [***] without the prior written consent of Xencor. In the event that Genentech does not undertake legal action in connection with any Patent Infringement within [***] of becoming aware thereof, Xencor shall have the right, but not the obligation, to bring and control any legal action in connection with any Patent Infringement at its own expense as it reasonably determines appropriate and Genentech shall cooperate with Xencor in connection with any such legal action (as may be reasonably requested by Xencor and at Xencor’s expense), including, if necessary, by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

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10.9.3 Xencor shall have the right but not the obligation to bring and control any legal action in connection with any [***] at its own expense as it reasonably determines appropriate.  Genentech shall cooperate with Xencor in connection with any such legal action (as may be reasonably requested by Xencor and at Xencor’s expense), including, if necessary, by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.  [***].

10.9.4 Any damages or other recovery actually received by Genentech or Xencor as a result of an action or proceeding brought pursuant to this Section 10.9 (whether by way of settlement or otherwise) shall be allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be treated as “Net Sales” under this Agreement, and allocated between the Parties accordingly pursuant to Section 8.4.

10.10 Third Party Infringement Claims.

10.10.1 Notice.  In the event that a Third Party makes any claim, gives notice, or brings any suit against Xencor or Genentech (or any of their respective Affiliates, sublicensees or customers) for infringement or misappropriation of any intellectual property rights as a result of the research, development, making, using, selling, offering for sale, import or export of any Collaboration Construct or Collaboration Product in any country (each, a “Third Party Infringement Claim”), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party within [***] and subsequently provide all evidence in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.

10.10.2 Defense.    Xencor and Genentech shall consult, pursuant to a common joint defense agreement, as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party.  Xencor and Genentech shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim or raising of any counterclaim related thereto.  Subject to Xencor’s and Genentech’s respective indemnification obligations in ARTICLE 14, Genentech shall be solely responsible for defending such Third Party Infringement Claim, including but not limited to selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation.  At Genentech’s request and expense, Xencor shall cooperate with Genentech in connection with any such defense and counterclaim.  Any counterclaim or other similar action by Xencor or Genentech, to the extent such action involves any enforcement of rights under Xencor Patents, Xencor Fc Patents, Program Patents, and Genentech Product Patents, shall be treated and handled as an enforcement action under Section 10.9.

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10.10.3 Settlement. If any defense action of a Third Party Infringement Claim would adversely affect Xencor’s or Genentech’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect, or affect the validity or enforceability, of the other Party’s Patents, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the consent of the other Party, not to be unreasonably withheld.  Any payments or other consideration due from a Party to any Third Party as a result of any action described in this Section 10.10 (whether by way of settlement or otherwise) shall be considered a Loss, and unless subject to indemnification by a Party pursuant to Sections 14.1 or 14.2, shall be considered an Allowable Expense in accordance with Section 14.4.

10.10.4    Costs and Expenses. Xencor and Genentech shall each pay their own respective costs associated with a Third Party Infringement Claim.  Notwithstanding the foregoing, if the Parties agree to be represented by a joint counsel, the Parties shall share the cost of such joint counsel [***] as between Genentech and Xencor.

10.11 Attorney-Client Privilege; Common Interest.  Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

10.12 Trademarks.  Genentech shall have the right to brand the Collaboration Products using Genentech related trademarks and any other Product Trademarks and trade names it determines appropriate for the Collaboration Products, which may vary by country or within a country.  Genentech shall own all rights in the Product Trademarks and shall register and maintain the Product Trademarks in the countries and regions that it determines reasonably necessary, at Genentech’s cost and expense, which cost and expense shall be shared between the Parties pursuant to Sections 8.3 and 8.4.

10.13 Cooperation.  Genentech and Xencor shall execute such documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this ARTICLE 10.  Genentech and Xencor shall to the extent legally possible under relevant national or local laws require all of its employees, its Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign (or otherwise convey rights) to such Party any Patents and Know-How developed, conceived or reduced to practice by such employee, Affiliate or Third Party, and to cooperate with such Party in connection with obtaining patent protection therefor.

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ARTICLE 11 Confidentiality
11.1 Duty of Confidence. During the term of this Agreement and for a period of [***] thereafter, subject to the other provisions of this ARTICLE 11:

(a) all Confidential Information of a disclosing Party and Program Confidential Information shall be maintained in confidence and otherwise safeguarded by the receiving Party and its Affiliates, using Commercially Reasonable Efforts, but in any event through the use of reasonable precautions and protective measures no less than those employed by the receiving Party in safeguarding and maintaining the confidence of its own confidential information;

(b) the receiving Party may only use any such Confidential Information and Program Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement, or as permitted under this Agreement (for example, pursuant to Section 10.2.3  (Ownership of Program IP); and

(c) the receiving Party may disclose Confidential Information of the other Party or Program Confidential Information to: (i) its Affiliates and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the receiving Party and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, performing its obligations or exercising its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information or Program Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

11.2 Exceptions.  The foregoing obligations as to particular Confidential Information of a disclosing Party or Program Confidential Information shall not apply to the extent that the receiving Party can demonstrate through competent evidence that such Confidential Information or Program Confidential Information:

(a) is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c) is subsequently disclosed, without an obligation of confidentiality, to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently and without use of or reference to any Confidential Information received from the disclosing Party or Program Confidential Information, as documented by the receiving Party’s business records.

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11.3 Authorized Disclosures.    Notwithstanding the obligations set forth in Section 11.1, a receiving Party may disclose the disclosing Party’s Confidential Information (including this Agreement and the terms herein) or Program Confidential Information to the extent:

(a) if required by law, rule or governmental regulation, including as may be required in connection with any filings made with or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose such Confidential Information  (i) uses all reasonable efforts to inform the other Party prior to making any such disclosures and cooperates with the other Party in seeking a protective order(s) or other appropriate remedy(ies) (including redaction) and (ii) whenever possible, requests confidential treatment of such information;

(b) such disclosure: (i) is reasonably necessary for the Prosecution or Maintenance of Patents as contemplated by this Agreement; (ii) is reasonably necessary in connection with the preparation and filing of Regulatory Materials or maintenance of Marketing Approvals for Collaboration Products in accordance with the terms of this Agreement; (iii) is reasonably necessary for prosecuting or defending litigation as contemplated by this Agreement; or (iv) is made to any Third Party bound by written obligations of confidentiality and non-use substantially consistent with those set forth under this ARTICLE 11, to the extent reasonably necessary in connection with the exercise of its rights or the performance of its obligations hereunder provided that the Disclosing Party take all reasonable steps to limit such disclosure of and otherwise maintain the confidentiality of the Confidential Information;

(c) such disclosure is reasonably necessary to the receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided in each such case that such directors, attorneys, independent accountants and financial advisors have a need to know such information in providing such advice and are bound by written confidentiality obligations requiring such individuals to maintain such Confidential Information in strict confidence and not to use such Confidential Information other than for purposes of advising the receiving Party;

(d) such disclosure is required by judicial or administrative process, provided that in such event the receiving Party shall promptly notify the disclosing Party in writing of such required disclosure and, to the extent possible, provide the disclosing Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 11, and the receiving Party disclosing Confidential Information of the disclosing Party pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; or

(e) such disclosure: (i) is with respect to particular terms of this Agreement that the receiving Party reasonably believes is necessary to fulfill its obligations or exercise its rights under this Agreement, or (ii) is to a  bona fide actual or prospective acquirer, underwriter, investor, lender or other financing source or a bona fide actual or prospective collaborator, licensor, sublicensee, licensee or strategic partner or to an employee, director, agent, consultant and adviser of such Third Party, in each case who are under an obligation or confidentiality with respect to

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such information that is no less stringent than the terms of this ARTICLE 11 but of duration customary in confidentiality agreements entered into for a similar purpose.

11.4 Destruction of Confidential Information.  Except as expressly permitted under this Agreement, following any termination of this Agreement each receiving Party shall upon written request by the disclosing Party promptly destroy all Confidential Information received from the disclosing Party, including any copies thereof (except one copy of which may be retained for archival purposes solely to ensure compliance with the terms of this Agreement and automatic electronic backups) and at all times subject to these obligations of confidentiality and non-use.

11.5 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

11.6 No License.  As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party.  Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted under ARTICLE 9, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 12 PUBLICITY; PUBLICATIONS; USE OF NAME
12.1 Publicity; Use of Names.

12.1.1 The Parties have agreed on language of a press release announcing this [***] which is attached hereto as Exhibit E, to be issued by the Parties promptly after the mutual execution of the Agreement.  No other disclosure of the existence or the terms of this Agreement  (which terms the Parties acknowledge and agree is the Confidential Information of each Party) or the subject hereof (“Disclosure”) may be made by either Party or its Affiliates except as provided in this Section 12.1.  No Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter without the prior express written permission of the other Party, except as may be required by Applicable Law.

12.1.2 A Party may disclose this Agreement in securities filings with the United States Securities Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by Applicable Law.  In such event, the Party seeking such Disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and shall provide the other Party with the opportunity, for no less than [***] before the date of the proposed filing, to review and comment on such proposed filing, and shall thereafter provide the other Party with reasonable advance notice and opportunity to comment on any subsequent changes to such filing.  The Party seeking such Disclosure shall reasonably consider any comments thereto provided by the other Party.  Nothing in this Section 12.1.2 shall limit a Party’s obligations under Section 11.1.

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12.1.3 Each Party acknowledges that the other Party may be legally required to make public Disclosures (including in filings with governmental authorities) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such Disclosures to the extent required by Law, provided that the Party seeking such Disclosure first provides the other Party a copy of the proposed Disclosure, and shall provide the other Party with no less than [***] before the date of the proposed Disclosure to provide comments regarding the proposed Disclosure, unless a shorter review time is agreed to by both Parties.  In the event the reviewing Party would prefer not to make the proposed Disclosure, the Party seeking such Disclosure shall make reasonable efforts to limit the proposed Disclosure to address the concerns of the other Party.

12.1.4 Other than the press release set forth in Exhibit E, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that contain a proposed Disclosure shall first be reviewed and approved by both Parties.  For each such proposed Disclosure, unless a Party otherwise has the right to make such Disclosure pursuant to and in accordance with the procedures set forth in Section 12.1.3, the Party seeking to make the proposed Disclosure shall provide the other Party with a draft of such Disclosure at least [***] prior to its intended release for review and comment, unless a shorter review time is agreed to by both Parties, and shall obtain the other Party’s prior written approval of the proposed Disclosure prior to publication. The Parties shall use reasonable efforts to coordinate the timing of such Disclosures to be outside the trading hours of the NASDAQ stock market, provided that neither Party shall be required to so delay such a Disclosure where such delay would reasonably be expected to give rise to liability for or sanctions upon such Party in such Party’s reasonable judgment. Nothing in this Section 12.1.4 shall limit a Party’s obligations under Section 12.2.2.

12.2 Publications.
12.2.1 [***].
12.2.2 [***]

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[***].

12.2.3 Notwithstanding the foregoing, once a Publication has been approved by the non-publishing Party pursuant to Section 12.2.2, either Party may make subsequent public disclosure of the contents of such Publication without the further approval of the other Party; provided that, (i) such content is not presented with any new data or information or conclusions or in a form or manner that materially alters the subject matter therein, and (ii) the publishing Party shall provide a copy of such Publication to the other Party.

ARTICLE 13 Representations

13.1 General Representations and Warranties.  Xencor represents and warrants to GNE and Roche as of the Execution Date, and each of GNE and Roche represents and warrants to Xencor as of the Execution Date that:

13.1.1 it is validly organized under the laws of its jurisdiction of incorporation;

13.1.2 subject to Section 17.19, it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

13.1.3 the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;
13.1.4 it has the full right, power and authority to enter into this Agreement, and to fully perform its obligations hereunder;

13.1.5 this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and neither this Agreement nor performance of its obligations hereunder will conflict with any agreement, contract, instrument, understanding

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or other arrangement, oral or written, to which it is a party or by which it may be bound, nor violate any material Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

13.1.6 it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements

13.2 Representations and Warranties by Xencor. Xencor represents and warrants to Genentech as of the Execution Date, and covenants, as follows:

13.2.1 it owns all rights, title and interest in and to the Patents, as of the Execution Date, as set forth in Exhibit K, and it has unencumbered rights to grant the licenses and rights granted herein to Genentech and it has not granted, and will not grant during the term of this Agreement, any license, right or interest in, to or under the Xencor IP, or any portion thereof, to any Third Party that is inconsistent with the licenses and rights granted to Genentech herein;

13.2.2 it has not received any written notice from any Third Party asserting or alleging that the development prior to the Execution Date of the XmAb24306 Product, or of any Targeted Collaboration Constructs or Non-Targeted Collaboration Constructs in existence as of the Execution Date infringed or misappropriated the intellectual property rights of such Third Party;

13.2.3 to its knowledge, no person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Xencor IP licensed to Genentech hereunder;

13.2.4 it does not have any constructs that contain IL-15, other than the XmAb24306 Product, and certain Non-targeted Collaboration Constructs and Targeted Collaboration Constructs as listed generally in Exhibit M and Exhibit N by reference to the applicable Targets (to the extent applicable);

13.2.5 there are no judgments or settlements against or owed by Xencor, and to Xencor’s knowledge, there are no pending or threatened claims, actions, litigation, or arbitration proceedings in each case relating in any way to any Xencor Technology that would adversely affect Genentech’s rights or licenses under this Agreement; and

13.2.6 the representations and warranties of Xencor in this Agreement, and the information, documents and materials furnished to Genentech in connection with its period of diligence prior to the Execution Date, do not, to its knowledge, and taken as a whole, (a) contain any untrue statement of a material fact or (b) omit to state any material fact necessary to make the statements or facts contained therein not misleading.

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13.3 Representations and Warranties by Genentech.  Genentech represents and warrants to Xencor as of the Execution Date that (a) it has the right to grant the license and rights herein to Xencor and it has not granted any license, right or interest in, to or under the Genentech IP to any Third Party that is inconsistent with the licenses granted to Xencor under ARTICLE 9, (b) it has utilized its own scientific, commercial, regulatory and manufacturing expertise and experience to analyze and evaluate the Development, Manufacture and Commercialization of Collaboration Constructs and Collaboration Products, and (c) if rights to any Excluded Patents are required upon launch of any of the Collaboration Products, Genentech shall facilitate a license to Xencor for rights to such Excluded Patents.

13.4 Mutual Covenants.

13.4.1 No Debarment.  In the course of the Research of the Collaboration Constructs, and the Development and Commercialization of the Collaboration Products, neither Party (nor its Affiliates shall use any employee or consultant (including of any (sub)licensee)) who has been debarred or disqualified by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority.  Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

13.4.2 Compliance.  Each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including all anti-bribery laws) in the exercise of its rights and performance of its obligations under this Agreement (including the Research of the Collaboration Constructs, and the Development and Commercialization of the Collaboration Products).

13.5 No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF Xencor OR GENENTECH; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

13.6 No Guarantee of Success. Except as otherwise specifically provided in this Agreement, neither of the Parties makes any representations or warranties, express, implied, statutory or otherwise, concerning the success or potential success of the Development or Commercialization of Collaboration Products.

ARTICLE 14 INDEMNIFICATION; LIABILITY; INSURANCE

14.1 Indemnification by Xencor.    Xencor shall indemnify and hold Genentech, its Affiliates and their respective officers, directors, agents and employees (“Genentech Indemnitees”) harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation)

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(collectively, “Losses”) arising out of or in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Claims”) against them arising or resulting from:
14.1.1 the negligence, recklessness or willful misconduct of Xencor or any of the Xencor Indemnitees; or
14.1.2 the breach of any of the warranties or representations made by Xencor to Genentech under this Agreement, the Pharmacovigilance Agreement, Supply Agreement or Co-Promotion Agreement; or
14.1.3 any breach by Xencor of its obligations pursuant to this Agreement, the Pharmacovigilance Agreement, Supply Agreement or Co-Promotion Agreement; or
14.1.4 Conduct of any Xencor Studies or related Development for Xencor Studies; or
14.1.5 Research conducted by Xencor (its Affiliates or sublicensees) outside a Research Plan;

except in each case, for those Losses for which Genentech has an obligation to indemnify Xencor pursuant to Section 14.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

14.2 Indemnification by Genentech.  Genentech shall indemnify and hold Xencor, its Affiliates, and their respective officers, directors, agents and employees (“Xencor Indemnitees”) harmless from and against any Losses arising, directly or indirectly out of or in connection with any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

14.2.1 the negligence, recklessness or willful misconduct of Genentech or any of the Genentech Indemnitees; or

14.2.2 the breach of any of the warranties or representations made by Genentech to Xencor under this Agreement, Pharmacovigilance Agreement, an applicable supply agreement or Co-Promotion Agreement; or

14.2.3 any breach by Genentech of its obligations pursuant to this Agreement, Pharmacovigilance Agreement, an applicable supply agreement or Co-Promotion Agreement; or
14.2.4 Development of a Collaboration Product for use in combination with an [***] Combination Agent Controlled by Genentech outside the GDP as permitted under Section 4.2.3; or
14.2.5 Commercialization of an [***] Combination Agent Controlled by Genentech for use in combination with a Collaboration Product; or

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14.2.6 Research conducted by Genentech (its Affiliates or sublicensees) outside a Research Plan; or
14.2.7 Research, Development, Manufacture, and Commercialization of any Collaboration Product following the effective date of a Royalty Conversion;

except in each case, for those Losses for which Xencor has an obligation to indemnify Genentech pursuant to Section 14.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

14.3 Indemnification Procedure.  If either Party is seeking indemnification under Sections 14.1 or 14.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim.  The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.  If the Parties cannot agree as to the application of Section 14.1 or 14.2 as to any Claim, pending resolution of the dispute pursuant to ARTICLE 16, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 14.1 or 14.2 upon resolution of the underlying Claim.

14.4 Certain Losses.  Any Losses, other than those Losses for which indemnification is provided in Section 14.1 or 14.2, in connection with any Claim brought against either Party resulting directly or indirectly from (a) the performance of the Development Activities by either Party (or its Affiliates, employees, or agents) (other than Development Activities relating to Xencor Studies with respect to which Genentech has not reimbursed Xencor pursuant to Section 8.3.2) shall be included as a Development Cost subject to sharing pursuant to Section 8.3.1, or (b) the Commercialization of a Collaboration Product, or the Manufacture of a Collaboration Product in support of such Commercialization shall be included as an Allowable Expense.  If either Party learns of any Claim with respect to Losses covered by this Section 14.4, such Party shall provide the other Party with prompt written notice thereof.  The Parties shall confer with respect to how to respond to such Claim and how to handle such Claim in an efficient manner.  In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate.

14.5 Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Losses arising out of or in connection with any Claims) under this ARTICLE 14.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

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14.6 Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 14.1 OR 14.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY or EXCLUSIVITY, or gross negligence or willful misconduct.

14.7 Insurance.

14.7.1 Coverage.  Each Party shall procure and maintain insurance coverage as set forth in this Section 14.7 at its own cost; provide however each Party has the right, in its sole discretion, to self-insure, in part or in whole, for any such coverage.

(a) Each Party shall maintain commercial general liability (“CGL”) insurance, including contractual liability, combined single limit for bodily injury and property damage liability, in the minimum amount per occurrence of: (A) [***] Dollars ($[***]) commencing as of the Execution Date; (B) [***] Dollars ($[***]) commencing at least [***] prior to any period during which a Party (or its sublicensees) is conducting a clinical trial with any Collaboration Product; and (C) [***] Dollars ($[***]) commencing at least [***] prior to any period during which a Party (or its sublicensees) is Co-Promoting or selling any Collaboration Products.

(b) Each Party shall maintain products liability insurance or clinical trial insurance as applicable, including contractual liability, combined single limit for bodily injury and property damage liability, in the minimum amount of: (A) [***] Dollars ($[***]) commencing at least [***] prior to any period during which a Party (or its sublicensees) is conducting a clinical trial with any Collaboration Product and (B) [***] Dollars ($[***]) commencing at least [***] prior to any period during which a Party (or its sublicensees) is Co-Promoting or selling any Collaboration Products.

(c) Each Party shall maintain (i) workers’ compensation insurance according to applicable law and (ii) employers’ liability insurance, in the minimum amount of [***] Dollars ($[***]).  Each Party agrees to waive its right of subrogation with respect to any workers’ compensation claim.

14.7.2 Additional Requirements. Except to the extent that a Party self-insures, the following provisions shall apply:

(a) All insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A‑XII.

(b) Each Party shall name the other Party as an additional insured under its CGL and Products Liability insurance policies.

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(c) The insurance policies shall be under an occurrence form, but if only a claims‑made form is available to a Party, such Party shall maintain the insurance coverage for at least [***] after such Party completes performance of its obligations under this Agreement.

(d) On request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under this Section 14.7.  Each Party shall provide to the other Party at least [***] prior written notice of any cancellation, nonrenewal or material change in any of the required insurance coverages.

(e) The insurance coverage required pursuant to this Section 14.7 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 14.

ARTICLE 15 Term; Termination

15.1 Term.   The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated as set forth in Section 15.2 below, continue in full force and effect, on a country-by-country and Collaboration Product-by-Collaboration Product basis, until there is no remaining payment obligation hereunder from Genentech to Xencor with respect to such Collaboration Product (whether royalty or profit sharing), at which time this Agreement shall expire with respect to such Collaboration Product in such country. The Term shall expire on the date this Agreement has expired in its entirety with respect to all Collaboration Products in all countries in the Territory; provided, that the Term shall automatically terminate if Genentech does not make the upfront payment under Section 8.1 in accordance with the timing set forth in such Section.

15.2 Termination.

15.2.1 Termination by Genentech for Convenience.    At any time, Genentech may terminate this Agreement for convenience (i) in its entirety, or (ii) with respect to a particular Collaboration Product or (iii) with respect to all Collaboration Products and Collaboration Constructs directed to a particular Research Target (which termination under this subclause (iii) would effect a termination of all Research and Development under this Agreement with respect to such Research Target), by providing written notice of termination to Xencor pursuant to this Section 15.2.1, which notice includes an effective date of termination as follows:

(a) [***] days after the date of the notice if such notice is prior to Initiation of a Phase 1 Study for a relevant Collaboration Product hereunder;
(b) [***] after the date of notice if such notice is prior to Regulatory Approval but after Initiation of a Phase 1 Study of a relevant Collaboration Product hereunder; or

(c) [***] after the date of notice if such notice is after receipt of Regulatory Approval of a relevant Collaboration Product hereunder; provided, that, the Parties will each use their respective Commercially Reasonable Efforts to accomplish the activities described in Section 15.3 during such [***] period and, if accomplished, the Parties may agree in writing to an earlier effective date of termination.

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15.2.2 Termination by Either Party for Material Breach.  Either Party may terminate this Agreement (i) in its entirety, or (ii) with respect to one or more particular Collaboration Products, if such Party believes in good faith that the other Party is in material breach of this obligations under this Agreement, in its entirety, or with respect to such Collaboration Product, respectively,  by providing written notice of termination to the other Party pursuant to this Section  15.2.2, as follows:  For all material breaches, other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have ninety (90) days from receipt of such notice to dispute or cure such breach; provided, that if such breach is not capable of being cured within such ninety (90)-day period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (a) the breaching Party is making diligent efforts towards curing the breach, and (b) the Parties agree on an extension within such ninety (90)-day period.  For any material breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have thirty (30) days from receipt of the notice to dispute or cure such breach.  If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety or with respect to a Collaboration Product, as applicable, effective on written notice of termination to the other Party.  Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith disputes (i) whether a breach is  material or has occurred, or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the applicable period set forth above, then the matter shall be addressed under the dispute resolution provisions in ARTICLE 16, and the Party seeking to terminate this Agreement for breach may not so terminate this Agreement until it has been determined under this ARTICLE 15 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within ninety (90) days (or such longer cure period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.    For clarity, if such material breach relates solely to a particular Collaboration Product(s),  the non-breaching Party shall have the right to terminate the Agreement under this Section only with respect to such Collaboration Product(s).

15.2.3 Termination by Either Party for Insolvency or Bankruptcy.  Either Party may terminate this Agreement, in its entirety, effective on written notice pursuant to this Section 15.2.3 to the other Party upon the liquidation, dissolution, winding‑up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) days an where such petition, appointment or similar proceeding is not a part of any bona fide reorganization of a Party or its Affiliates.  All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Section 15.2.3, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11.  Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Section 15.2.3) and all of its rights and elections under Title 11 and (b) the other Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy

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proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

15.2.4 Termination for Cessation.

(a) Xencor may terminate this Agreement with respect to a particular Collaboration Product by providing written notice of termination to Genentech pursuant to this Section 15.2.4 (a “Cessation Notice”), if all of the following conditions are met:

(i) [***] have elapsed since the [***] Decision for such Collaboration Product ([***], if the Collaboration Product at issue is XmAb24306),

(ii) the projected aggregate spend by the Parties (whether or not such spend is shared by the Parties in accordance with Section 8.4) for the immediately preceding Calendar Year as of such date of the Cessation Notice for Research, Development and Commercialization activities (including Manufacturing activities) with respect to such Collaboration Product, alone or in combination with a Combination Agent, [***],

(iii) Xencor provided written notice to Genentech no later than three (3) months prior to the end of such Calendar Year of its reasonable anticipation of the [***] on such activities during such Calendar Year,

(iv) notwithstanding the notice provided by Xencor pursuant to Section 15.2.4(a)(iii), by the end of such Calendar Year, the [***] during such Calendar Year in conducting Research, Development and Commercialization activities (including Manufacturing activities) with respect to such Collaboration Product,

(v) the Parties’ failure to [***], and
(vi) Xencor has not previously provided Genentech a Cessation Notice with respect to the same Calendar Year.

(b) Within ten (10) Business Days of receipt of a Cessation Notice electing termination under this Section 15.2.4 (which notice must specifically reference this Section 15.2.4 and the Collaboration Product that Xencor is seeking to terminate), if Genentech believes that one or more of the requirements set forth in Section 15.2.4(a) above has not been met, then Genentech may challenge the validity of Xencor’s Cessation Notice by providing written notice to Xencor.  Within five (5) Business Days of Genentech’s challenge, the JDC shall determine whether all of the requirements set forth in Section 15.2.4(a) have indeed been met, and if the JDC determines they have not all been met, Xencor’s election to terminate shall be void and have no effect (subject

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to, and without limiting, the following sentence). Xencor may challenge the JDC’s findings in such a challenge pursuant to Expedited Dispute Resolution Procedure set forth in Exhibit J.

(c) If Xencor’s Cessation Notice is not challenged by Genentech, or if the JDC following such challenge finds that all of the requirements set forth in Section 15.2.4(a) have been met, or if the result of the Expedited Dispute Resolution Procedure set forth in Exhibit J is a determination that all of the requirements set forth in Section 15.2.4(a) have been met, then this Agreement shall terminate with respect to the Collaboration Product effective following the tenth (10th) Business Day after receipt of such Cessation Notice identified in Xencor’s notice of election and such Collaboration Product shall thereafter be a Termination Product hereunder.

(d) Notwithstanding the foregoing, within [***] of the receipt of a Cessation Notice with respect to a particular Collaboration Product, Genentech may elect to retain control of such Collaboration Product [***] following the date of such Cessation Notice by notifying Xencor in writing of its intent to do so within such [***] period and [***] no more than thirty (30) days after delivery of such notice.  If Genentech so elects to retain control of such Collaboration Product, Xencor shall not have the right to terminate the Agreement with respect to such Collaboration Product pursuant to this Section 15.2.4 during such [***].   [***], Xencor shall  have the right to terminate the Agreement with respect to such Collaboration Product pursuant to this Section 15.2.4 to the extent the requirements set forth in Section 15.2.4 have been satisfied.

15.3 Effects of Expiration or Termination.

15.3.1 Partial Termination.  If this Agreement is terminated with respect to (a) one or more Collaboration Products, or (b) all Collaboration Products and Collaboration Constructs directed to a particular Research Target  (as applicable  “Termination Subject Matter”), but is not terminated in its entirety, then this Section 15.3 and Section 15.4 shall only apply to the Termination Subject Matter that are subject of such termination and this Agreement shall otherwise continue in accordance with its terms and conditions.

15.3.2 Continuation of Genentech’s Sublicenses. Upon termination by Xencor of this Agreement, in its entirety, or with respect to Termination Subject Matter, under Section 15.2.2 or 15.2.3, any existing sublicense (other than to an Affiliate) granted by Genentech under this Agreement, in its entirety, or with respect to Termination Subject Matter, as applicable, shall continue in full force and effect, provided that the sublicensee (a)  is not in breach of this Agreement (including not causing the breach that gave rise to a termination under Section 15.2.2),  and  (b)  agrees in writing to be bound by all the terms and conditions of this Agreement that are applicable to such sublicensee, including rendering directly to Xencor all payments and other obligations due to Xencor related to such sublicense; provided further that (i) the scope of any such surviving sublicense, or any surviving rights for sublicensee under such sublicense, are not broader than (1) the rights granted by Xencor to Genentech under this Agreement, or (2) the rights granted by Genentech to such sublicensee under sublicense agreement between such sublicensee and Genentech and (ii) Xencor is not obligated to assume any obligations under such sublicense that are greater than the obligations contained within this Agreement.

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15.3.3 Accrued Rights and Obligations.    Expiration or termination of this Agreement in its entirety, or with respect to Termination Subject Matter, for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

15.3.4 Destruction of Confidential Information.    It is understood and agreed, that each receiving Party shall have a continuing right to use Confidential Information of the disclosing Party and Program Confidential Information under any surviving licenses pursuant to this ARTICLE 15.  Subject to the foregoing, following expiration or any early termination of this Agreement, in its entirety,  the receiving Party shall destroy (at the disclosing Party’s written request) all,  Confidential Information of the disclosing Party in its possession as of the effective date of expiration (with the exception of one copy of such Confidential Information, which may be retained by the receiving Party to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any applicable Confidential Information of the disclosing Party contained in its laboratory notebooks or databases, provided that the receiving Party may retain and continue to use the applicable disclosing Party’s Confidential Information to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement.

15.3.5 Licenses.  Upon termination of this Agreement by either Party, other than pursuant to Sections 15.2.3 or 15.3.7,  (a) all rights and licenses granted to Xencor under ARTICLE 9 shall terminate, in its entirety, or with respect to the Termination Subject Matter, as applicable, as of the effective date of such termination, and (b) all rights and licenses granted to Genentech under ARTICLE 9 shall terminate, in its entirety, or with respect to the Termination Subject Matter, as applicable, as of the effective date of such termination.

15.3.6 Inventory at Termination.  In the event that the licenses under ARTICLE 9 terminate with respect to a particular Collaboration Product, Genentech, its Affiliates and its sublicensees shall have, [***] following such termination, the right to sell or otherwise dispose of all inventory of such Collaboration Products in all countries then in its stock, subject to Section 8.4 of this Agreement, and any other applicable provisions of this Agreement, and Xencor covenants not to sue Genentech or its Affiliates or sublicensees for infringement under any of the Patents that were licensed from Xencor to Genentech under this Agreement immediately prior to such termination with respect to such activities conducted by Genentech or its Affiliates or sublicensees pursuant to this Section 15.3.6.

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15.3.7 Transfer Agreement; Termination Products.  In the event of termination of this Agreement with respect to a particular Collaboration Product that is a Termination Product, by either Party pursuant to Section 15.2.2, or by Genentech pursuant to Section 15.2.1, or by Xencor pursuant to Section 15.2.4, in addition to the other provisions of this Section 15.3, upon such termination the following terms of this Section 15.3.7 shall apply:

(a) Genentech shall, [***] following the effective date of the applicable termination, provide copies to Xencor of (i) [***] and (ii) [***] ((i) and (ii) collectively, the “Data Package”);

(b) Xencor shall have the right, following delivery of the Data Package from Genentech to Xencor, for [***] to negotiate in good faith with Genentech the terms (the “Transfer Agreement”) under which (i) Genentech will transition to Xencor the activities relating to the Termination Product (e.g., transitioning of any ongoing Clinical Studies) (ii) [***]; and (iii)  [***]; provided, that, Xencor may provide notice to Genentech that Xencor does not desire to continue any one or more of such activities, in which case Genentech will be responsible for winding-down any such activities that Xencor does not desire to assume in accordance with Applicable Laws and industry standards.  If the Parties are unable to agree on the terms of the Transfer Agreement within such period, Xencor may submit such dispute to baseball style arbitration for resolution as provided in Section  15.5 below;

(c) [***] (subject to Section 15.4),  [***] (ii) if a Competitive Change in Control of Xencor has occurred prior to such termination, then such license grant shall automatically terminate as of the effective date of the Competitive Change in Control; provided, that any entity that acquires Xencor through such Competitive Change in Control and assumes Xencor’s rights and obligations under this Agreement shall have the right to negotiate a license to the Reversion Technology (and other intellectual property Controlled by GNE); and (iii) Xencor shall not sell, assign, or otherwise transfer, in whole or in part, its rights under the foregoing license to a Termination Product to a Third Party.  Xencor shall compensate Genentech,  as consideration for the foregoing license grant,  [***]  Without limiting the foregoing, Xencor shall not develop, manufacture or have manufactured, use, commercialize or otherwise exploit any Terminations Product that is subject

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to the foregoing license grant that specifically and intentionally binds to the same Research Target as any Collaboration Construct or Collaboration Product in Research or Development pursuant to this Agreement until such time as such Research Target is no longer being Researched or Developed under this Agreement by or on behalf of Genentech, its Affiliates or sublicensees; and

(d) Genentech shall continue to be responsible for funding (and shall continue to receive, as applicable) its portion of the Development Costs and share in the Net Profit and Net Loss in accordance with the Collaboration Allocation pursuant to Section 8.4 with respect to such Termination Product (based on the GDP and Commercialization Plan for such Termination Product as of the date of notice of such termination) for a period of [***] following the effective date of such termination.  For a period of [***] following the effective date of termination of this Agreement the Parties shall continue to be responsible for their respective portion of the Collaboration Allocation (based on the GDP and Commercialization Plan as of the date of notice of termination) pursuant to Section 8.4.

15.3.8 Survival.    Except as expressly set forth under this Article 15, upon the expiration or termination of this Agreement in its entirety or with respect to a particular Termination Subject Matter, all rights and obligations of the Parties under this Agreement shall terminate in its entirety or with respect to such Termination Subject Matter, as applicable.  In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive expiration or termination of this Agreement in accordance with the terms therein: [***]

15.4 Manufacturing Limitations.  Under the Transfer Agreement, Xencor shall be responsible (at its cost) for manufacturing the Terminated Product for clinical use and commercial sale; provided, however, that manufacture of the Terminated Product shall only be conducted by a Third Party contract development and manufacturing organization approved in advance by Genentech, such approval not to be unreasonably withheld or delayed (the “Authorized CDMO”); provided, that Authorized CDMOs shall include any manufacturing organization being used by Genentech to manufacture any Termination Product.  Alternatively, upon Xencor’s written request, Genentech shall designate an Authorized CDMO to make the Terminated Product on behalf of Xencor.  Xencor shall enter into a manufacturing supply agreement with the Authorized CDMO and shall be responsible for all costs and other obligations related to the manufacture and supply of the Terminated Product by the Authorized CDMO to Xencor.  If a Terminated Product is being manufactured (whether for clinical use or commercial scale) by Genentech (and not by a CMO) at the time of such termination, the Parties shall also negotiate in good faith the terms and timelines under which Genentech would continue to manufacture such Terminated Product until a manufacturing transfer to an Authorized CDMO has been completed, and GNE will use commercially reasonable efforts to accommodate Xencor’s supply demands; provided, that the Terminated Product shall be supplied by Genentech to Xencor at the Cost of Manufacture plus five percent (5%) cost for the first two years  following the effective date of Termination and plus ten percent (10%) cost for the third year following the effective date of Termination and all years

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thereafter. Each Party will use commercially reasonable efforts to effect the manufacturing transfer to the Authorized CDMO as quickly as possible.

15.5 Baseball Style Arbitration.  If the Parties are unable to agree on the terms of the Transfer Agreement under Section 15.3.7,  or the various financial terms that are subject to resolution in accordance with this Section 15.5,  the applicable Party may submit such dispute to arbitration for resolution in accordance with the following provisions:

15.5.1 The applicable Party shall notify the other Party of its decision to initiate the arbitration proceeding pursuant to this Section 15.5 through written notice to such other Party;

15.5.2 Within ten (10) days following the receiving Party’s receipt of such notice, each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator.  All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (which may include judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry.  In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii).  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointment shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator;

15.5.3 Within ten (10) days of its appointment, the panel shall set a date for the arbitration, which date shall be no more than sixty (60) days after the date the arbitration is demanded under Section 15.5.1;

15.5.4 The arbitration shall be “baseball-style” arbitration; accordingly, at least fourteen (14) days prior to the arbitration, each Party shall provide the panel with a written agreement on the terms of the Transfer Agreement (or, if the dispute relates to other financial terms in this Agreement, then those financial and related terms) suggested by such Party.  Such written agreement may be no more than one hundred (100) pages, and must clearly provide and identify the Party’s position with respect to the disputed matter;

15.5.5 After receiving both Parties’ written agreements, the panel will distribute each Party’s written agreement to the other Party.  Seven (7) days in advance of the arbitration, the Parties shall submit and exchange response briefs of no more than fifteen (15) pages.  The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the other Party in advance, or publicly available information.  The Parties’ briefs may also include or attach demonstratives or expert opinion based on the permitted documentary evidence;

15.5.6 The arbitration shall consist of a one (1) day hearing of no longer than eight (8) hours, such time to be split equally between the Parties, in the form of presentations by counsel or employees and officers of the Parties.  No live witnesses shall be permitted except expert witnesses whose opinions were provided with the Parties’ briefs;

15.5.7 No later than fifteen (15) days following the arbitration, the panel shall issue its written decision.  The panel shall select one Party’s written agreement as its decision, and shall not have the authority to render any substantive decision other than to select the written

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agreement submitted by either Genentech or Xencor.  The panel shall have no discretion or authority with respect to modifying the positions of the Parties.  The panel’s decision shall be final and binding on the Parties and the written agreement selected by the panel shall constitute a binding agreement between the Parties that may be enforced in accordance with its terms.  Each Party shall bear its own costs and expenses in connection with such arbitration, and shall share equally the panel’s fees and expenses;

15.5.8 The violation of one of the time limits prescribed in this Section 15.5 by the panel shall not affect the panel’s competence to decide on the subject matter, and shall not affect the final and binding decision rendered by the panel, unless otherwise agreed by the Parties; and

15.5.9 The above “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on the agree on the terms of the Transfer Agreement, or the various financial terms that are subject to resolution in accordance with this Section 15.5.

15.6 Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 16 Dispute Resolution

16.1 Disputes.  Xencor and Genentech recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, (each, a “Dispute”) may from time to time arise during the Term.  Unless otherwise specifically recited in this Agreement, such Disputes between Xencor and Genentech will be resolved as recited in this ARTICLE 16.  In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within [***] after such referral.  If such Dispute is not resolved within such [***] period, either Xencor and Genentech may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution within [***] after such notice is received.  Such designated officers are as follows:

For Genentech – [***]

For Xencor – [***]

In the event the designated officers, or their respective designees, are not able to resolve such dispute within [***] of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Section 16.2.  The Parties agree that any discussions between such executives (or their designees) regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing; provided that the Parties agree any such Dispute and related discussions shall be treated as Confidential Information of both Parties under this Agreement.

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Notwithstanding the foregoing, Disputes shall not include any disagreements solely about decisions for which one Party has final decision-making authority under this Agreement, including under ARTICLE 2.

16.2 Arbitration.

16.2.1 Rules.  Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 16.1 shall be resolved through binding arbitration conducted by JAMS in accordance with the then prevailing JAMS Comprehensive Arbitration Rules and Procedures (for purposes of ARTICLE 16, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 17.5.

16.2.2 Arbitrators; Location.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator.  All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (which may include judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry.  In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii).  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator.  The arbitration proceedings shall be conducted in San Francisco, California.

16.2.3 Procedures; Awards.  Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.”    The arbitrators shall be instructed and required to render a written, binding, non‑appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made.  The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] after conclusion of the hearing, unless otherwise agreed by the Parties.  Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.  Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

16.2.4 Costs.  The “prevailing” Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its attorneys’ fees and associated costs and expenses.  In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue.  If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

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16.2.5 Interim Equitable Relief.  Notwithstanding anything to the contrary in Section 16.2,  in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in ARTICLE 16, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the opportunity of the arbitrators to review the decision under Section 16.2.  Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

16.2.6 Protective Orders; Arbitrability.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.

16.3 Subject Matter Exclusions.  Notwithstanding the provisions of Section 16.2, any Dispute not resolved internally by the Parties pursuant to Section 16.1 that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; and (b) that is issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

16.4 Continued Performance.  Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

ARTICLE 17 Miscellaneous

17.1 Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

17.2 Assignment.    This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in

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part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction (a “Sale Transaction”); provided that the assigning Party shall promptly provide written notice to the other Party of any such assignment.  Any attempted assignment not in accordance with this Section 17.2 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.  Notwithstanding anything to the contrary in this Agreement, in the event of a Sale Transaction whereby a Party is acquired (including in connection with a Change in Control),  (i) the intellectual property rights of the acquiring party in such a Sale Transaction (together with any entities that were affiliates of such Third Party immediately prior to such acquisition) shall not be included in the intellectual property licensed hereunder or otherwise subject to this Agreement, and (ii) the acquiring party in such a Sale Transaction or a Change in Control (together with any entities that were affiliates of such Third Party immediately prior to such acquisition) shall not be subject to Section 9.6 so long as the acquired Party and the acquiring party both promptly adopt and implement written firewall procedures ensuring that the acquiring party and individuals working on the acquiring party’s programs will have no access under this Agreement to the Research Plan, the GDP, any information received by the acquired Party pursuant to ARTICLE 2 or the Committees or Joint Project Teams established thereunder, ARTICLE 5, ARTICLE 6, or ARTICLE 7, any Program IP, any intellectual property rights licensed or arising under this Agreement, any Program Confidential Information, or any Confidential Information of the other Party.

17.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

17.4 Notices.  All notices which are required or permitted hereunder shall be in writing, shall specifically refer to this Agreement, and shall be sufficient if delivered personally, sent by facsimile (or a PDF image delivered by email) (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Xencor:

Xencor, Inc.

111 West Lemon Avenue, 2nd Floor

Monrovia, CA 91016

Attn:Chief Executive Officer

[***]

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If to Genentech:

Genentech, Inc.

[***]

with a copy to (which shall not constitute notice):

Genentech, Inc.

[***]

If to Roche:

F. Hoffmann-La Roche Ltd

c/o Genentech, Inc.

[***]

with a copy to (which shall not constitute notice):

F. Hoffmann-La Roche Ltd

[***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  For clarity, notice to Genentech shall require notice to both GNE and Roche. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile (or a PDF image delivered by email) on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

17.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the patent laws of the United States without reference to any rules of conflict of laws. The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

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17.6 Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of each Party.  The Parties agree that, effective as of the Effective Date, that the Mutual Confidentiality Agreement, effective as of May 18, 2018, by and between GNE and Xencor shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Agreement.

17.7 Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

17.8 Independent Contractors. Except as provided in Section 8.7,  Xencor and Genentech are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Xencor nor Genentech shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. It is expressly agreed that each Party shall solely act in its own name when dealing with any Third Party.

17.9 Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

17.10 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

17.11 No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable by any person or entity who is not a Party.

17.12 Construction.  The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

17.13 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this

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Agreement.  Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (e) all references to “sublicensees” shall include all sublicensees of sublicensees through multiple tiers of sublicensing; (f) the singular shall include the plural and vice versa; and (g) the word “or” has the inclusive meaning represented by the phrase “and/or”.  Whenever any matter hereunder requires consent or approval, such consent or approval (which shall be in writing) shall not be unreasonably withheld, conditioned, or delayed (and regardless of whether the litany unreasonably withheld, conditioned, or delayed appears in its entirety, not at all, or only in part), unless otherwise specified.

17.14 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

17.15 Change in Control of Xencor.    Xencor shall notify Genentech in writing promptly of the closing of any Competitive Change in Control of Xencor (such notice, a “Change in Control Notice”).  At Genentech’s election, during the [***] period after Genentech receives any Change in Control Notice Genentech may, by written notice to Xencor (1) terminate the Research Program, (2) disband the JRC or JDC, and/or (3) terminate Xencor’s Co-Promotion option.  If Genentech so terminates the JRC or JDC, then Section 2.7 shall control.

17.16 Actions of Affiliates.  Genentech may exercise its rights or perform its obligations under this Agreement personally or through one or more Affiliates, provided that Genentech shall nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Further, each of GNE and Roche will be jointly and severally liable for any performance or non-performance of Genentech hereunder, and each of GNE and Roche hereby expressly waive any requirement that Xencor exhaust any right, power or remedy, or proceed against either GNE or Roche in particular, for any obligation or performance of Genentech hereunder prior to proceeding directly against either or both of GNE or Roche.

17.17 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.18 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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17.19 HSR. As soon as is reasonably practicable following the Execution Date and in any event within ten (10) days of the Execution Date (and, if required, prior to Genentech’s acquisition of an exclusive license under the process set out in Section 9.1), each of Xencor (or its Affiliate, as appropriate) and Genentech (or its Affiliate, as appropriate) shall prepare and submit appropriate filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder, and request early termination of the waiting period under the HSR Act.  The Parties shall furnish, or cause their respective Affiliates to furnish, as the case may be, promptly to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any additional information reasonably requested within their authority under the HSR Act, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable, and otherwise cooperate with each other in the United States governmental antitrust clearance process.  Subject to Applicable Law relating to the exchange of information, each of Genentech and Xencor shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act. Genentech and Xencor shall cooperate fully with each other in connection with the making of all such filings or responses.  Each Party shall bear its own fees in connection with its respective filing under this Section 17.19 (HSR) and each Party shall bear their respective attorneys’ fees in connection therewith.  This Agreement shall bind the Parties upon execution and continue in full force and effect unless and until the termination or expiration of the Agreement by its terms; provided, however, that Xencor’s grant of license rights hereunder, Genentech’s obligation to make the payments hereunder, and Genentech’s other rights and obligations hereunder in connection with the Collaboration Constructs and Collaboration Products shall not become effective unless and until each of the following conditions are met: (i) the waiting period provided by the HSR Act shall have expired or been terminated, (ii) no court or administrative challenges to the transactions are pending, and (iii) no court or administrative orders are outstanding blocking the completion of the transactions, (the date of such, the “Effective Date”).  Nothing in this Agreement shall require or be deemed to require either Party (or their Affiliates) to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, or to submit and respond to a formal discovery procedure initiated by the FTC or DOJ (i.e., a “Request for Additional Information and Documentary Materials” also known as a “second request”, or Civil Investigative Demand if a filing is not required under the HSR Act), in each case as a condition to obtaining antitrust clearance for the transactions contemplated hereunder.  If antitrust clearance is not received on or before ninety (90) days after the date on which both Parties have submitted to the FTC and DOJ their respective initial filings to request antitrust clearance of the transactions hereunder, then either Party shall have the right to terminate this Agreement without liability therefor at any time thereafter, but prior to receipt of antitrust clearance of the transactions contemplated hereunder, by written notice to the other Party.

[Signature page follows – the rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, each of Xencor, Genentech and Roche, intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

Xencor, Inc. By:/s/ Bassil Dahiyat Name:Bassil Dahiyat Title:President and Chief Executive Officer	Genentech, Inc. By:/s/ Edward Harrington Name:Edward Harrington Title:Chief Financial Officer
F. Hoffmann-La Roche Ltd By: /s/ Stefan Arnold Name: Stefan Arnold Title: Head Legal Pharma and By: /s/ Barbara Schroeder Name: Barbara Schroeder Title: Legal Counsel

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Exhibit A

Initial Research Plan

[***]

o

[***]

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Exhibit B

Initial Research Plan

[***]

[***]

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Exhibit C

Key Terms of Co-Promotion Agreement

[***]

1.

[***]

i.

[***]

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Exhibit D

Example Quarterly Net Profit/Net Loss Calculation

[***]

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Exhibit E

Xencor to Develop and Commercialize Novel IL-15 Immune Activating Cytokines with Genentech

-- Xencor Receives $120 Million Upfront Payment, up to $180 Million in Development Milestones Per Program and Profit Share from Commercialized Medicines --

MONROVIA, Calif., February 1, 2019 – Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic disease, and cancer, today announced it has entered into a research and license agreement with Genentech, a member of the Roche Group, to develop and commercialize novel IL-15 cytokine therapeutics, including XmAb®24306. XmAb24306 is an IL-15/IL-15Rα cytokine complex engineered with Xencor’s bispecific Fc domain and Xtend™ Fc technology and is Xencor’s most advanced preclinical cytokine program.

“This partnership with Genentech accelerates our immuno-oncology work by enabling the exploration of novel XmAb24306 combinations with Genentech’s leading oncology portfolio and our growing internal pipeline of bispecific antibodies,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “A wide-ranging combination strategy will be critical to realize the potential of IL-15 bispecific cytokines such as XmAb24306, so we plan to explore our cytokines with a broad spectrum of leading commercial-stage and investigational cancer therapies.”

“We believe cytokine therapy will play an important role in the treatment of a wide range of diseases, including cancer,” said James Sabry, M.D., Ph.D., global head of Pharma Partnering, Roche. “This collaboration with Xencor will further enhance our understanding of a critical immune activation pathway and may present a potential new way to use the immune system to target cancer.”

IL-15 is a highly active cytokine, or immune signaling protein, that when pre-complexed with IL-15 receptor alpha (IL-15Rα) will bind to IL-15Rβγ and stimulate the expansion and activation of natural killer (NK) cells and cytotoxic T cells, but with reduced regulatory T cell activation compared to IL-2. Xencor’s IL-15 bispecific cytokine platform provides a more druggable version of IL-15 with potentially superior tolerability, slower receptor-mediated clearance and a prolonged half-life, and is intended for development with a wide range of combination agents due to its proposed mechanism of activating tumor-killing immune cells.

Under the terms of the agreement, the companies will co-develop XmAb24306 and other potential IL-15 programs, in which the companies will share development costs and profits. Genentech will commercialize medicines worldwide, and Xencor has the option to co-promote in the United States. Additionally, the companies will engage in a two-year research program to discover new IL-15 drug candidates, including ones targeted to specific immune cell populations. Genentech will pay Xencor $120 million upfront, and Xencor will be eligible to receive up to $160 million in development milestones for the XmAb24306 program and up to $180 million in development milestones for each new IL-15 drug candidate.

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The agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and closing is expected to occur in the first half of 2019.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 12 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: obexelimab (XmAb®5871) in Phase 2 development for the treatment of IgG4-related disease, and also for the treatment of systemic lupus erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors; XmAb®20717 in Phase 1 development for the treatment of advanced solid tumors, and  XmAb®22841, XmAb®23104 and XmAb®24306 in preclinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Xencor Forward Looking Statement

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

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For Xencor: Charles Liles, Tel: 626-737-8118, cliles@xencor.com; Media Contact: Jason I. Spark, Canale Communications, Tel: 619-849-6005, jason@canalecomm.com

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Exhibit F

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Exhibit G

Excluded Patents

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Exhibit H

Xencor Manufacturing Technology

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Exhibit  I

Program Materials and Technology

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Exhibit  J

EXPEDITED DISPUTE RESOLUTION PROCEDURE

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Exhibit  K

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Exhibit L

Excluded Targets

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Exhibit M

Non-targeted Collaboration Constructs

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Exhibit N

Targeted Collaboration Constructs

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